Exhibit 4.23

CERTAIN IDENTIFIED INFORMATION MARKED [***] HAS BEEN EXCLUDED FROM THE
EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Execution Version

ASSET PURCHASE AGREEMENT

By and Between

SOL-GEL TECHNOLOGIES LTD.

and

PELLEPHARM, INC.

January 23, 2023

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF PURCHASER	38
4.1	Organization and Qualification	38
4.2	Authority	38
4.3	Consents	38
4.4	Brokers or Finders	38
4.5	Experience	39
4.6	No Other Representations or Warranties; Non-Reliance	39

ARTICLE 5	COVENANTS AND AGREEMENTS	40
5.1	Access	40
5.2	Operation of the Business of Seller	40
5.3	Conduct Prior to Closing	41
5.4	Confidentiality	41
5.5	Collateral Agreements	42
5.6	[Reserved]	42
5.7	No Negotiation	42
5.8	Governmental Filings	42
5.9	Notification of Certain Matters	43
5.10	Consulting Agreements	43
5.11	Reasonable Efforts; Further Assurances; Cooperation	43
5.12	Public Announcements	44
5.13	[Reserved	44
5.14	Use of Proceeds; Corporate Existence	44
5.15	Diligence	44

ARTICLE 6	CONDITIONS TO OBLIGATIONS OF PURCHASER	45
6.1	Representations and Warranties	45
6.2	Performance	45
6.3	Orders and Laws	45
6.4	Regulatory Consents and Approvals	45
6.5	Releases from All Liens	45
6.6	No Material Adverse Effect	46
6.7	No Injunctions or Restraints	46
6.8	Third Party Consents	46
6.9	Permits	46
6.10	Other Closing Deliverables	46

ARTICLE 7	CONDITIONS TO OBLIGATIONS OF SELLER	47
7.1	Representations and Warranties	47
7.2	Performance	47
7.3	Orders and Laws	47
7.4	Regulatory Consents and Approvals	47
7.5	No Injunctions or Restraints	47
7.6	Officer’s Certificate	47

ARTICLE 8	INDEMNIFICATION	47
8.1	Indemnity Holdback Amount; Limitations on Seller’s Indemnification Obligations	47
8.2	Survival of Representations, Warranties, Covenants, Agreements and Indemnification	49
8.3	Indemnification	49
8.4	Direct Claims	50
8.5	Third Party Claims	51
8.6	Exclusive Remedies	53

ARTICLE 9	TERMINATION	53
9.1	Termination	53
9.2	Effect of Termination	54

ARTICLE 10	GENERAL	54
10.1	No Third Party Beneficiaries	54
10.2	Notices	54
10.3	Binding Effect	55
10.4	Entire Agreement; Modification; Waiver	55
10.5	Attorneys’ Fees	55
10.6	Expenses	55
10.7	Governing Law; Venue	56
10.8	Assignment	56
10.9	Relationship	56
10.10	Counterparts	56
10.11	Severability	56
10.12	Interpretation	57
10.13	Extension; Waiver	57

Exhibits
Exhibit 2.8(b)(ii)
Exhibit 2.8(b)(v)
Exhibit 3.2(a)
Exhibit 3.2(b)
Exhibit 2.10(f)

Schedules

Disclosure Schedule
Schedule 1.1(a)
Schedule 2.1(a)
Schedule 2.1(d)
Schedule 2.1(c)
Schedule 2.1(e)
Schedule 2.10(f)
Schedule 2.12
Schedule 5.10
Schedule 6.4
Schedule 6.8

Form of Bill of Sale and Assignment and Assumption Agreement
Form of Patent Assignment Agreement
Seller Board Resolutions
Seller Stockholder Resolutions
Form of Right of Reference Letter

Compound
Transferred Patents
Retained Contracts
Transferred Inventory
Transferred Regulatory Documents
Right of Reference Letter Recipients
Assigned Contract Consents
Consultants
Regulatory Consents
Required Third Party Consents

 ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of January 23, 2023 (the “Agreement Date”), by and between Sol-Gel Technologies Ltd., a company organized under the laws of the State of Israel (“Purchaser”), and PellePharm, Inc., a Delaware corporation (“Seller”).

RECITALS:

Purchaser, itself or through its designated Affiliates, desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the assets, including Intellectual Property Rights (as defined below), of Seller relating to the Compound or the Product, in exchange for the consideration set forth below.

NOW, THEREFORE, in consideration of the covenants, representations, warranties and mutual agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

The terms defined in this Agreement shall have their respective defined meanings whenever such terms are used in this Agreement, unless the context expressly or by necessary implication otherwise requires. In addition, the following terms shall have the meanings set forth below. For those defined terms that are assigned the meaning ascribed to such terms under the License Agreement, the following rules of construction shall apply for purposes of this Agreement: (a) “PP” shall mean “Purchaser,” (b) “Licensed Compound” and “Licensed Product” shall mean “Compound” and “Product,” respectively, (c) “this Agreement” shall mean this Agreement, (d) “Sublicensee” shall mean the sublicensee of Purchaser and/or its Affiliates of any of the Transferred Intellectual Property Rights, (e) “Royalty Term” shall mean the Sales Contingent Payment Term as defined herein, (f) any capitalized terms used in each such defined term in the License Agreement and not otherwise defined herein shall have the meanings ascribed to such terms under the License Agreement, and (g) with respect to any other capitalized terms defined in both this Agreement and the License Agreement that are related to the Contingent Payments, such terms shall have the meanings ascribed to them in the License Agreement and with respect to any other capitalized terms defined in both this Agreement and the License Agreement, such terms shall have the meanings ascribed to them in this Agreement.

“Additional Sales Contingent Payment Term” means the period commencing upon expiry of the [***] expiring on a country-by-country and Product-by- Product basis upon the earlier of (i) the later of [***].

“Affiliate” means, when used with reference to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise. For purposes of this Agreement, Purchaser shall not be considered an Affiliate of Seller or vice versa.

“Annual Net Sales” shall have the meaning ascribed to such term under the License Agreement, provided that the term “Royalty Term” used as part of such definition, shall mean the Sales Contingent Payment Term as defined herein.

“Applicable Law” means, with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, legislation, principle of common law, ordinance, code, decree, rule, directive, regulation or ruling issued, enacted, adopted, promulgated, implemented or otherwise put into effect by any Governmental Entity that is binding upon or applicable to such Person or any of such Person’s assets, properties or business.

“Business” shall mean the business (including operations) of Seller as currently conducted and as conducted immediately prior to the Closing, primarily relating to the Development and Commercialization of the Compound and the Product.

“Business Day” means a day other than Friday, Saturday, Sunday, or any day on which banks located in the State of Israel and San Francisco, California, United States of America are authorized or obligated to close.

“Calendar Year” shall have the meaning ascribed to such term under the License Agreement.

“Competition” shall have the meaning ascribed to such term under the License Agreement. “Compound” means (a) the compound described in Schedule 1.1(a) or (b) any other compound that Interacts with the Hedgehog Pathway and is covered or claimed in an INFI Patent Right (as defined in the License Agreement) or a Product Patent Right (as defined in the License Agreement).

“Commercialization” or “Commercialize” shall have the meaning ascribed to such term under the License Agreement.

“Commercially Reasonable Efforts” shall have the meaning ascribed to such term under the License Agreement.

“Contract” means any legally binding agreement, purchase order, deed, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral), to which Seller is a party or by which any of its properties or assets (including the Acquired Assets, the Compound and the Product) is bound.

“Contingent Payments” means the Net Milestone Payments and the Net Sales Contingent Payments.

“Cover” shall have the meaning ascribed to such term under the License Agreement. “Develop” or “Development” shall have the meaning ascribed to such term under the License Agreement.

“Dollars” “dollars” or “$” means lawful money of the United States of America. “Drug Approval Application” means a New Drug Application as defined in the FD&C Act, or an equivalent application filed with any Regulatory Authority in any country other than the United States.

“Employee Plan” means deferred compensation, bonus, incentive or other compensation, share option or purchase, severance, termination pay, hospitalization or other medical benefit, life or other insurance, vision, dental, drug, sick leave, disability, salary continuation, vacation, supplemental unemployment benefits, profit sharing, mortgage assistance, pension or supplemental pension, retirement compensation, group registered retirement savings, deferred profit sharing, employee profit sharing, savings, retirement or supplemental retirement, and any other plan, program or arrangement, whether funded or unfunded, formal or informal, written or unwritten, that is maintained or contributed to, by Seller, or to which Seller is a party, or bound by, or under which Seller has any liability for the benefit of the employees and their respective beneficiaries or dependents, other than Statutory Plans, if any.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm, or other enterprise, association, organization, or entity.

“FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended, together with any regulations promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration or any successor agency thereto having essentially the same function.

“Fraud” means, with respect to any Person, actual and intentional common law fraud under Delaware law by such Person (as opposed to any fraud claim based on constructive knowledge, equitable fraud, promissory fraud, negligent or reckless misrepresentation or omission or a similar theory).

“Fundamental Representations” means the representations and warranties contained in clauses [***].

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Entity” means any federal, national, multinational, state, provincial, county, city, municipal, local or other government (including any governmental division, subdivision, department, agency, bureau, branch, office, council, court, arbitrational or other tribunal, commission or other government authority of any nature acting under the authority thereof).

“Governmental Grant” means any grant, loan, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement, incentive, subsidy, Tax benefit, or other benefit, relief or privilege, provided or made available by or on behalf of or under the authority of any country or state, including the United States, the European Union or other bi- or multi- national grant programs, or any other Governmental Entity.

“Health Care Laws” means any and all Applicable Laws of any Governmental Entity pertaining to healthcare regulatory matters applicable to the operations of Seller, including (a) Applicable Laws regarding the safety, efficacy and quality of medicinal and pharmaceutical products or the research, development, manufacturing and distribution of such products, including the FD&C Act § 201 et seq.; (b) all Applicable Laws concerning healthcare fraud and abuse, including the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b, the Federal False Claims Act, 31 U.S.C. §§ 3729-3733, the Federal Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a, the Federal Health Care Fraud Law, 18 U.S.C. § 1347; (c) the Federal Exclusion Laws, 42 U.S.C. § 1320a-7; (d) Medicare, Title XVIII of the Social Security Act, Medicaid, Title XIX of the Social Security Act and TRICARE, 10 U.S.C. § 1071 et seq.; (e) all Applicable Laws relating to the disclosure of payments or other value provided to healthcare providers, including but not limited to the Physician Payments Sunshine Act, 42 C.F.R. § 401-403; and (f) in each case as applicable to pharmaceutical manufacturers, any rules and regulations promulgated thereunder and all other comparable federal, state, local and foreign equivalents.

“Hedgehog Pathway” shall have the meaning ascribed to the term in the License Agreement.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d through 1329d-8), as amended by the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5), and all applicable implementing regulations, including its implementing regulations codified at 45 C.F.R. Parts 160, 162, and 164.

“IND” means an Investigational New Drug application for submission to the FDA or any equivalent counterpart application in any country other than the United States, including all supplements and amendments thereto.

“Indemnity Holdback Amount” shall mean [***].

“Infinity” means Infinity Pharmaceuticals, Inc., a Delaware corporation.

“Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) Patent Rights, (ii) copyrights, works of authorship, copyright registrations and copyright applications and “moral” rights, (iii) Know-How, (iv) other proprietary rights relating to intangible intellectual property, and (v) analogous rights to those set forth above.

“Interact” shall have the meaning ascribed to the term in the License Agreement.

“Inventory” means all inventory of the Product, and/or Compound including active pharmaceutical ingredients, drug substance, intermediates, extracts, plants, processes, drug products, packaging materials, and any other work in progress, as disclosed by Seller.

“Know-How” means any and all proprietary technical or scientific information, data, test results, conclusions, analysis, knowledge, techniques, discoveries, conceptions, inventions, specifications, designs, trade secrets, chemical structures, compositions of matter and other information (whether or not patentable or otherwise protected by trade secret law), materials, data rights, reports, compounds, compositions, formulations, formulae, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development) processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, clinical trial results, case report forms, data analyses, reports or summaries and information contained in submissions to, and information from or to, ethical committees and regulatory authorities, regulatory documents and filings and related information, all clinical trials documentation, safety data, databases and analysis.

“Knowledge of Seller” or “Seller’s Knowledge” means the knowledge of any of [***], in each case after reasonable investigation or inquiry by such Person of such other individuals of Seller who are his or her direct reports.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity.

“Lien” shall mean any mortgage, pledge, lien, security interest, charge, encumbrance, easement, restriction, covenant, restriction on transfer, transfer for the purpose of subjection to the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

“License Agreement” means the License Agreement entered into between Seller and Infinity on June 28, 2013, which has been assigned by Infinity to Royalty Security on January 8, 2020, as may be amended from time to time.

“License Sales Contingent Payment Term” shall have the same meaning ascribed to the term “Royalty Term” under the License Agreement.

“Manufacture” or “Manufacturing” shall have the meaning ascribed to such term under the License Agreement.

“Material Adverse Effect” means any change, effect, event, circumstance, occurrence or state of facts (“Changes”) that is or would reasonably be expected to be materially adverse to (i) the business, results of operations or financial condition of Seller and the Business, taken as a whole, or (ii) the ability of Seller to consummate the transactions contemplated by this Agreement; provided that, in no event would any of the following (or the effect of any of the following), either alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be a “Material Adverse Effect” for purposes of clause (i): (a) changes in the financial, banking or securities markets or any changes in general economic or political conditions; (b) changes generally affecting the industries in which the Business operates; (c) changes in law, generally accepted accounting principles or accounting standards or changes in the official interpretation thereof; (d) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities, acts of terrorism or natural disasters, weather conditions, changes in geopolitical conditions or other force majeure events; (e) any pandemic, epidemic or other public health crisis, including, without limitation, COVID-19; (f) the execution of this Agreement or announcement or pendency of the transactions contemplated hereby or any actions expressly required to be taken pursuant to or in accordance with this Agreement; (g) the direct consequences of actions taken upon Purchaser’s written request; (h) the failure or inability of Seller to meet any internal or public projections, forecasts or estimates of revenues or earnings (it being understood that this clause (h) shall not exclude the facts or circumstances giving rise to such failure, inability or change in ability, in each case to the extent any such fact or circumstance is not otherwise excluded from this definition of Material Adverse Effect); or (i) any actions taken in connection with or to effect the Wind-Up; provided, further, that the matters in clauses (a), (b), and (c) shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent such Changes disproportionately impact Seller or the Business relative to other businesses in the same industry in which the Business operates; provided, further, that any Change resulting from the COVID-19 pandemic shall generally not be considered a Material Adverse Effect unless such Change is materially and adversely different on the date of measurement as compared to the Agreement Date.

“NDA” shall have the meaning ascribed to such term under License Agreement.

“Net Milestone Payments” means the Net Development Milestone Payments and the Net Commercial Development Milestone Payments.

“Net Sales” shall have the meaning ascribed to such term under License Agreement. “Order” means any award, decision, injunction (whether temporary, preliminary or permanent), judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree or verdict entered, issued, made or rendered by any Governmental Entity.

“Patent Rights” means (i) all national, regional and international patents and patent applications, including provisional patent applications; (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (iii) any and all patents that have issued or in the future issue from the foregoing patent applications ((i) and (ii)), including utility models, petty patents and design patents and certificates of invention; (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any patent term extensions for regulatory delays, patent term adjustment for patent office delay in prosecution, supplementary protection certificates and the like) of the foregoing patents or patent applications ((i), (ii), and (iii)); and (v) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

“Payment Agent” means any third party authorized by Seller to receive any payments to which Seller would otherwise be entitled and/or to take other actions related to the winding up of Seller and its affairs, including for the avoidance of doubt any assignee of Seller.

“Permits” means all licenses, permits, authorizations, registrations, clearances and approvals from any Governmental Entity.

“Permitted Liens” means (i) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law, (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (v) liens in favor of customs and revenue authorities arising as a matter of Applicable Law to secure payments of customs duties in connection with the importation of goods and (vi) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are set forth in Section 1.1 of the Disclosure Schedule.

“Person” means any individual, Entity, or Governmental Entity.

“Personal Data” means data or information that, alone or in combination with other information reasonably accessible to Seller, (A) may be linked or related to an identified or identifiable natural person or household, including, name, street address, telephone number, email address, phone number, age, birthdate, photograph, credit card number, pin code, financial account numbers, debit card numbers, IP addresses, unique device identifiers, social security number, driver’s license number, passport number or user or account number, or any other piece of information, and (B) is considered “personally identifiable information,” “personal data,” “protected health information,” “individually identifiable health information,” or other analogous term under Privacy Laws.

“Phase 3 Clinical Trial” shall have the meaning ascribed to such term under the License Agreement.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Privacy Laws” shall mean each Applicable Law applicable to the protection or Processing or both of Personal Data, and includes, to the extent applicable: (i) the EU General Data Protection Regulation (EU) 2016/79 (“GDPR”), UK General Data Protection Regulation (as defined in Section 3(10) of the Data Protection Act 2018 as supplemented by Section 205(4) of that Act (“UK GDPR”)), HIPAA, the California Consumer Privacy Act of 2018 as amended by the California Privacy Rights Act of 2020, the Federal Trade Commission Act, the CAN-SPAM Act, and (ii) laws, regulations, and/or rules relating to the collection and Processing of biometric data, internet of things, direct marketing, emails, text messages, robocalls, telemarketing, or other electronic commercial messages.

“Privileged Records” means any Records of Seller that (i) Seller is required by Applicable Law to retain or (ii) contain any information subject to attorney-client privilege.

“Process” or “Processing” means, with respect to data, any operation or set of operations such as the use, collection, acquisition, receipt, processing, storage, recording, organization, safeguarding, security, adaption, analysis, alteration, ingestion, compilation, combination, enrichment, enhancement, de-identification, transfer, sharing, structuring, disclosure, transmission, dissemination, erasure or destruction of such data.

“Product” shall have the meaning ascribed to the term “Licensed Product” under the License Agreement, including any and all formulations and dosages.

“Promissory Note” means the promissory note in the principal amount of [***], between Purchaser and Seller.

“Registered Intellectual Property Rights” means Seller Intellectual Property that has been registered, filed, pending applications, certified or otherwise perfected or applied for by recordation with any Governmental Entity.

“Regulatory Approval” with respect to a particular regulatory jurisdiction, an approval, license, registration or authorization granted by any Governmental Entity that provides marketing approval or authorization for the commercial sale or other Commercialization of the Product in one or more specified indications in such regulatory jurisdiction, including pricing or reimbursement approval, pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), and approval of product labeling.

“Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Entity involved in granting Regulatory Approval in such country or jurisdiction, including the FDA and any other applicable Governmental Entity having jurisdiction over the manufacture, development, testing, marketing, distribution, sale, advertising, or promotion of pharmaceutical products.

“Regulatory Designations” means any designation or special status granted by a Regulatory Authority in a particular country or jurisdiction with respect to a particular medicine which confers certain incentives or benefits on such medicine, including, inter alia, orphan drug designation, rare pediatric disease designation and humanitarian use device designation.

“Regulatory Documents” means all (a) Regulatory Filings, registrations, licenses, authorizations and marketing or regulatory exclusivities made to, received from, or otherwise conducted with a Regulatory Authority for a Product in a particular country or jurisdiction; (b) correspondence, communications, notifications, reports, amendments or other filings submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files; (c) preclinical, clinical and other data, results, analyses, publications, and reports contained or referred to in any of the foregoing; (d) Trial Master Files relating to a Product and/or Compound; and (e) Regulatory Designations.

“Regulatory Filings” means all applications (e.g. INDs), filings, dossiers, Regulatory Documents and the like submitted to a Regulatory Authority for the purpose of Developing, manufacturing, or Commercializing the Compound and/or the Product.

“Related Party” means the officers or directors of Seller, any employees of Seller, or any Seller Stockholder that owns more than 5% of the outstanding capital stock of Seller, or any of the immediate family members or Affiliates of any of the foregoing.

“Retained Assets” means any right, title, interest and claims of Seller in any of the following: (i) all cash and cash equivalents, bank accounts and deposits, commercial paper and securities, (ii) all refunds of any Taxes with respect to the Acquired Assets or the Business relating to any date or period prior to the Closing Date and all interest thereon, (iii) Seller's franchise to be a corporation in its jurisdiction of organization and qualification to conduct business as a foreign corporation in any other jurisdiction, its corporate seal, taxpayer and other identification numbers, stock books, minute books and other corporate records, (iv) Seller’s financial, Tax and personnel records and all records pertaining to the items described in clauses (i) through (vii) to the extent not specifically relating to the Compound, Product or Acquired Assets, (v) all Retained Contracts, (vi) Seller's rights under this Agreement, (vii) all insurance policies of Seller and all claims, credits, causes of action, rights and insurance coverage thereunder, including any prepaid insurance and (viii) the Privileged Records.

“Royalty Security” means Royalty Security, LLC a Delaware limited liability company, (or any of its successors or assigns).

“Sales Contingent Payment Term” means the period commencing from the start date of the License Sales Contingent Payment Term and expiring upon expiry of the Additional Sales Contingent Payment Term.

“Security Incident” means any (a) unauthorized access, acquisition, interruption of access or other Processing, alteration, or modification, loss, theft, corruption or other unauthorized Processing of Personal Data; (b) inadvertent, unauthorized or unlawful sale or rental of Personal Data; (c) a phishing, ransomware, denial of service (DoS) or other cyberattack; or (d) other unauthorized access to, use of, or interruption of any of Seller’s information and communications technology infrastructure and systems.

“Seller Intellectual Property” means any Transferred Intellectual Property.

“Seller Capital Stock” means the Seller Common Stock and the Seller Preferred Stock.

“Seller Common Stock” means the common stock, par value $0.0001 per share, of Seller.

“Selling Holders” means the Selling Stockholders and Selling Optionholders.

“Seller Option” means all options granted pursuant to the Seller Option Plan.

“Seller Option Plans” means the PellePharm, Inc. 2014 Equity Incentive Plan and the PellePharm, Inc. 2016 Equity Incentive Plan, in each case, as amended.

“Seller Preferred Stock” means (i) Series A preferred stock, par value $0.0001 per share, of Seller, (ii) Series B preferred stock, par value $0.0001 per share, of Seller, (iii) Series B-2 preferred stock, par value $0.0001 per share, of Seller, and (iv) Series C preferred stock, par value $0.0001 per share, of Seller.

“Selling Optionholders” means each holder, as of immediately prior to the Closing, of a Seller Option, whether or not vested.

“Selling Stockholders” means each holder of Seller Capital Stock as of immediately prior to the Closing.

“Special Representations” means the representations and warranties contained in [***]. “Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” means, when used with respect to any Person, any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“[***]” means the [***].

“Tax” or “Taxes” means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Taxing Authority (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Taxing Authority” means any Governmental Entity, body or instrumentality exercising any authority to impose, regulate or administer the imposition of Taxes.

“Tax Return” or “Tax Returns” means any return, report, declaration, information return, statement or other document filed or required to be filed with any Taxing Authority, in connection with the determination, assessment or collection of any Tax or the administration of any Applicable Law relating to any Tax.

“Transaction Expenses” shall mean all third party fees, costs, expenses, payments, and expenditures incurred by Seller in connection with the sale of the Acquired Assets, this Agreement and the transactions contemplated hereby whether or not billed or accrued (including any fees, costs, expenses, payments, and expenditures of legal counsel and accountants, the amount of fees costs, expenses, payments, and expenditures payable to financial advisors, investment bankers and brokers of Seller, and any such fees, costs, expenses, payments, and expenditures incurred by Seller's shareholders, if any, paid for or to be paid for by Seller).

“Transferred Business Service Providers” shall mean [***].

“Valid Claim” shall have the meaning ascribed to such term under the License Agreement.

ARTICLE 2

PURCHASE AND SALE; CLOSING

2.1          Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall irrevocably sell, convey, transfer, assign and deliver to Purchaser all right, title and interest of Seller in and to, and Purchaser (or its designated Affiliates) shall purchase from Seller, all of the assets of Seller owned, used or held for use relating to the Compound or the Product, free and clear of any Liens (other than Permitted Liens), including the following (collectively, other than the Retained Assets, the “Acquired Assets”):

(a)          all Intellectual Property Rights owned by Seller and Seller’s rights, title and interests therein relating to the Compound and/or the Product, including such Intellectual Property Rights Covering, disclosing and/or claiming the Compound and/or the Product methods of using the Product and/or Compound, or making the Product and/or Compound and/or otherwise necessary for the Development, Manufacture, Commercialization and/or other exploitation of the Compound or the Products and the patents set forth on Schedule 2.1(a) hereto (collectively, the “Transferred Intellectual Property”);

(b)	[reserved];

(c)          all Inventory, raw materials (including all bulk active pharmaceutical ingredients for the Products), work-in-progress, components, packaging and labeling material, supplies, finished goods and other inventories (including items in transit, on consignment, or covered by open purchase orders, or in the possession of any third party and owned as of the Closing Date by Seller), of the Products of Seller on the Closing Date that relate exclusively to any of the Products, including the Inventory set forth on Schedule 2.1(c) hereto (collectively, the “Transferred Inventory”);

(d)          all of Seller’s rights and benefits in, to and under the Contracts that are related to the Transferred Intellectual Property or the development, manufacture or commercialization of the Product and/or the Compound (the “Assigned Contracts”), except for those agreements set forth on Schedule 2.1(d) (the “Retained Contracts”);

(e)          (i) all Regulatory Documents of Seller that are related to the Product or the Compound, including the Regulatory Designations identified in Schedule 2.1(e) (collectively, the “Transferred Regulatory Documents” and such Regulatory Designations, the “Transferred Regulatory          and (ii) all Permits of Seller that are related to the development, manufacture or commercialization of the Product or the Compound (the “Transferred Permits”);

(f)          all other material correspondence with or to any Governmental Entity (including Governmental Entity letters, minutes and official contact reports relating to any communications with any Governmental Entity) that are related to the development, manufacture or commercialization of the Compound or the Product;

(g)          all advertising, marketing, sale and promotional files, point of sale materials and web content (“Advertising Materials”) owned by Seller and related to the Commercialization of the Products (“Transferred Advertising Materials”);

(h)          all rights, claims and credits, including all guarantees, warranties, indemnities and similar rights (“Other Rights”), in favor of Seller, to the extent relating exclusively to any Acquired Asset including all claims and rights in respect of any infringement and/or misappropriation of Seller Intellectual Property by third parties (the “Transferred Other Rights”);

(i)          all credits, prepaid expenses, deferred charges, advance payments, refunds, rights of set-off, rights of recovery, security deposits, prepaid items and duties to the extent primarily related to any Acquired Asset;

(j)           all goodwill and going concern value to the extent related to the other Acquired Assets;

(k)          all causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by or on behalf of Seller to the extent related to any Acquired Assets, whether arising by way of counterclaim or otherwise;

(l)           [reserved]; and

(m)          except for the Privileged Records, all books and records (financial and otherwise), including all books of account, ledgers, general, financial and accounting records, files, invoices, billing records, customers’ and suppliers’ lists, other distribution lists, sales and promotional literature, manuals, marketing studies, email correspondence, laboratory books and records and preclinical and clinical studies (in all cases, in any form or medium) (“Records”) of Seller, in each case, that relate to the Compound or the Products, on the Closing Date and within the possession and control of Seller, including the information set forth on Schedule 2.1(m) hereto (the “Transferred Records”).

2.2          Assumed Liabilities. At the Closing, Purchaser hereby agrees to assume, perform, fulfill and become liable for, only the following liabilities of Seller: (i) all liabilities arising after the Closing Date under the Assigned Contracts which are effectively assigned, and (ii) all liabilities arising from Purchaser’s and/or its Affiliates’ ownership, operation or use of the Acquired Assets after the Closing Date, but excluding the Retained Liabilities (collectively, the “Assumed

2.3          No Assumption of Other Liabilities or Other Obligations.

(a)          Other than the Assumed Liabilities, Purchaser is not assuming any liability or obligation of Seller or any Affiliate of Seller, whether known or unknown, fixed or contingent, and regardless of when such liabilities or obligations may arise or may have arisen or when asserted (the “Retained Liabilities”), and Seller shall remain responsible for the Retained Liabilities.

(b)          Without derogating from the generality of the foregoing, the Retained Liabilities shall include: (i) any liabilities under the Assigned Contracts to the extent such liabilities (1) arise out of or relate to performance occurring prior to the Closing, (2) arise from or relate to any breach or violation by Seller prior to the Closing or (3) arise directly from any event, state of facts, occurrence, circumstance, development or change that arose or existed, at or prior to the Closing that, with notice or lapse of time, would constitute or result in a breach or violation of any such Assigned Contract, (ii) any liabilities arising on or prior to the Closing with respect to any Governmental Grants, if any, (iii) any liability in connection with any and all debt, loan or borrowing instruments to which Seller is a party, (iv) all liabilities related to the former or current employees, consultants, contractors or other service providers of Seller, including any salary, bonus, commissions, fees or other form of compensation, accrued vacation, annual leave, paid time off, sick leave or any other benefits, entitlements, claims, severance or other termination payments or benefits due or payable to any current or former employees, consultants, contractors or other service providers of Seller, arising in connection with their employment or service with Seller or out of the termination of such person’s employment or service with Seller (whether arising by Contract, binding custom, statute, case law rules, regulations, collective bargaining agreements, claim, settlement agreement or otherwise) under any Employee Plan of Seller or otherwise, (v) the Transaction Expenses, (vi) any liability for Taxes of Seller (excluding, for the avoidance of doubt, any Taxes allocated to Purchaser under this Agreement but including any Taxes allocable to Seller pursuant to Section 2.9), (vii) all liabilities arising from or related to Seller’s operations or ownership of the Business, Product, Compound and the Acquired Assets on or prior to the Closing Date (including in connection with the transactions contemplated hereby), (viii) all liabilities relating to the Retained Assets, (ix) any liabilities arising out of, under or in connection with the Retained Contracts, whether arising before, on, or after the Closing, (x) all liabilities for warranty claims and product liability or similar claims, including all suits, actions or  proceedings relating to any such liabilities, arising out of any Product sold on or prior to the Closing; (xi) all liabilities for materials and services related to the Product, Compound, or the Acquired Assets that were delivered or provided by Seller on or prior to the Closing; and (xii) any liabilities to any current or former shareholder, optionholder or other securityholder of Seller, in their capacity as such.

2.4          Risk of Loss. Until the Closing, any loss or damage to the Acquired Assets from fire, casualty or any other occurrence shall be the sole responsibility of Seller. On the Closing Date, title to the Acquired Assets shall be transferred to Purchaser and Purchaser shall thereafter bear all risk of loss associated with the Acquired Assets and be solely responsible for procuring adequate insurance to protect the Acquired Assets against any such loss; provided that Purchaser’s responsibility is not contingent on Purchaser’s ability to procure adequate insurance.

2.5          Purchase Price.

(a)          Purchase Price. The total purchase price (the “Purchase Price”) for the Acquired Assets (including the assignment of the Assigned Contracts and the transfer of the Transferred Intellectual Property to Purchaser) equals, subject to Section 2.5(b), Section 2.5(c) and Article 8, (A) $4,500,000 [***] ((the “Closing Payment”), payable in cash at the Closing, plus (B) the Net Milestone Payments (to the extent payable pursuant to the terms and conditions set forth under Section 2.6) below, plus (C) the Net Sales Contingent Payments (to the extent payable pursuant to the terms and conditions set forth under Section 2.7).

(b)          Straddle Period Taxes. Any real property Taxes, personal property Taxes and similar ad valorem Taxes imposed on the Acquired Assets (“Property Taxes”) for any Straddle Period shall be apportioned between Seller and Purchaser as of the Closing Date based on the number of calendar days of such Straddle Period included in the Pre-Closing Tax Period and the number of calendar days of such Straddle Period included in the Post-Closing Tax Period, respectively, with Seller being liable for the proportionate amount of such Property Taxes that are attributable to the Pre-Closing Tax Period, and Purchaser being liable for the proportionate amount of such Property Taxes that are attributable to the Post-Closing Tax Period.

(c)          Withholding Tax. Purchaser or Purchaser’s agents shall be entitled to deduct and withhold from the amounts payable pursuant to this Agreement any amounts required to be deducted and withheld under the Code, or any provision of state, local or non-U.S. Tax law, with respect to the making of such payment. To the extent that amounts are so withheld and remitted to the applicable tax authority, such withheld and remitted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. Within a reasonable amount of time after making a withholding deduction required by Applicable Law, Purchaser shall furnish Seller with copies of any tax certificate or other appropriate documentation evidencing such withholding and remittance. In all events, the parties hereto shall use commercially reasonable efforts to minimize the amount of withholding Tax required to be deducted and withheld from any amounts payable hereunder.

(d)          Allocation of Purchase Price. Within [***]days after Closing, Purchaser shall submit to Seller in writing the allocation of the Purchase Price among all of the Acquired Assets, which the parties hereto intend to be consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation Notice”). Seller shall have [***] days following the receipt of such Allocation Notice to object to such allocation in writing. Seller shall be deemed to have accepted the Allocation Notice, and it shall be deemed final, unless Seller provides written notice of disagreement setting forth the reasonable reasons for such disagreement to Purchaser within [***] of receipt of the Allocation Notice (the “Disagreement Notice”). If Seller provides a Disagreement Notice, the parties shall negotiate in good faith to resolve the differences. If the disagreements cannot be resolved within thirty (30) days of Purchaser’s receipt of the Disagreement Notice, Purchaser and Seller shall engage an independent accounting firm to resolve the differences. Such independent accounting firm will be requested to resolve the dispute and determine the correct allocation in accordance with Applicable Law, and issue its report within [***] of engagement, in writing to Seller and Purchaser (the “Accounting Report”). One-half of the fees of such independent accounting firm shall be borne by Purchaser, and one-half of such fees shall be borne by Seller. Each party will report the transaction consistently with the Allocation Notice, if final, or the Accounting Report. To the extent required by Applicable Law, the Allocation Notice or the Accounting Report, as applicable, will be revised to reflect any adjustment of the Purchase Price. Each of Seller and Purchaser agrees that it shall (i) report the sale and purchase of the Acquired Assets for all Tax purposes in accordance with such allocations on the Allocation Notice or the Accounting Report, as applicable, and (ii) not take any position inconsistent with such allocations on the Allocation Notice or the Accounting Report, as applicable, on any of their respective Tax Returns.

2.6           Milestone Payments.

(a)          Development Milestones. A portion of the payments described in Table 1 below (each, a “Development Milestone Payment”) shall be payable to Seller following first instance of its achievement of the corresponding event with respect to the Compound or Product (each a “Development Milestone Event”) described in the row to the left of such payment in Table 1. [***]. Each payment (if any) that Seller is entitled to receive pursuant to this Section 2.6(a) upon the achievement of the applicable Development Milestone Event shall be referred to as a “Net Development Milestone Payment” and collectively the “Net Development Milestone Payments”.

Table 1
No.	Development Milestone Event	Development Milestone Payment
1(a).	[***]	[***]
1(b).	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]
4(a).	[***]	[***]
4(b).	[***]	[***]

For the avoidance of doubt, [***].

Commercial Milestone Payments. A portion of the payments described in Table 2 below (each, a “Commercial Milestone Payment” and together with the Development Milestone Payments the “Milestone Payments”) shall be payable to Seller following first instance of its achievement of the corresponding event with respect to the Product (each a “Commercial Milestone Event” and together with the Commercial Milestone Events the “Milestone Events”) described in the row to the left of such payment in Table 2. [***].

[***] Each payment (if any) that Seller is entitled to receive pursuant to this Section 2.6(b) upon the achievement of the applicable Commercial Milestone Event shall be referred to as a “Net Commercial Milestone Payment” and collectively, the “Net Commercial Milestone Payments”.

Table 2
No.	Commercial Milestone Event	Commercial Milestone Payment
1.	[***]	[***]
2.	[***]	[***]
3.	[***]	[***]
4.	[***]	[***]
5.	[***]	[***]
6.	[***]	[***]
7.	[***]	[***]

(i)           In no event shall any of the Milestone Payments be paid more than once.

(ii)          Purchaser shall deliver, or cause to be delivered, written notice to Seller or the Payment Agent of the achievement of any Milestone Event no later than [***]after the occurrence thereof, and, [***] Purchaser shall pay to Seller or the Payment Agent, as a portion of the Purchase Price payable to Seller pursuant to Section 2.1, the applicable Net Milestone Payment. Each such payment will be made by wire transfer of immediately available funds to Seller or the Payment Agent for further disbursement to the Selling Holders.

2.7           Sales Contingent Payment.

(a)          During the Sales Contingent Payment Term, for each Calendar Year, certain contingent payments on Net Sales of Products at the rates set forth in Table 3-1 (the “License Term Payments”) shall become payable by Purchaser to Seller and Royalty Security. [***].

During the License Sales Contingent Payment Term:

Table 3-1
Annual Net Sales Threshold	Contingent Payment Rate (on Net Sales of Product)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(b)          During the Additional Sales Contingent Payment Term, for each Calendar Year, certain contingent payments on Net Sales of Products at the rates set forth in Table 3-2 (the “Additional Term Payments”) shall become payable by Purchaser to Seller.

During the Additional Sales Contingent Payment Term:

Table 3-2
Annual Net Sales Threshold	Contingent Payment Rate (on Net Sales of Product)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

If the Additional Sales Contingent Payment Term commences at any time other than on the first day of a Calendar Year, then for purposes of determining the Net Sales Contingent Payment rate applicable to Net Sales of any Product occurring during such Calendar Year, the Net Sales Contingent Payment rate shall be determined based on [***]:

•	[***]

•	[***]

Any payment that Seller is entitled to receive pursuant to Section 2.7(a) and Section 2.7(b) shall be referred to as a “Net Sales Contingent Payment” and collectively, the “Net Sales Contingent

(c)          Sales Contingent Payment Rate Adjustments.

(i)          [***]. Subject to Section 2.7(c)(iii) or Section 2.7(b), the contingent payment rate applicable to the Product in the United States shall be reduced on a Product-by-Product basis to [***] of the applicable rate otherwise payable pursuant to Section 2.7(a) and Section 2.7(b), as applicable, during any portion of the applicable Sales Contingent Payment Term [***].

[***]. If Purchaser [***].

(ii)          Limit on Deductions. In no event will a deduction, or the aggregate deductions, under Section 2.7(c)(i) and 2.7(c)(ii) reduce any contingent payment made by Purchaser in respect of Net Sales of such Product pursuant to Section 2.7(a) or Section 2.7(b), as applicable, to [***].

(d)          Reports, Payments. Purchaser shall deliver to Seller reports regarding the Contingent Payments and make payments to Seller with respect to the Contingent [***].

(e)          Currency Exchange. Purchaser’s then current standard exchange rate methodology will be employed for the translation of foreign currency sales into dollars, provided that such methodology is used by Purchaser in the translation of its foreign currency operating results, is consistent with GAAP, and is audited by Purchaser’s independent certified public accountants in connection with the audit of the consolidated financial statements of Purchaser, and is used for Purchaser’s external reporting of foreign currency operating results.

(f)          Audit Rights. Purchaser shall keep, and shall require its Affiliates and sublicensees to keep, complete and accurate records of the latest [***] relating to the Contingent Payments, and all underlying revenue and expense data relating to the calculations of such Contingent Payments. For the sole purpose of verifying amounts payable to Seller, Seller shall have the right [***], at [***]expense, to retain an independent certified public accountant selected by [***]and reasonably acceptable to [***], to review such records in the location(s) where such records are maintained by Purchaser, its Affiliates and sublicensees upon reasonable notice and during regular business hours. Such representatives shall disclose to each of Seller and Purchaser only their conclusions regarding the accuracy of payments hereunder and of records related thereto. The right to audit any records underlying any Contingent Payment report shall extend for [***] from the end of the Calendar Year in which the Contingent Payment report was delivered, and the right to audit any other record shall extend for [***] from the end of the Calendar Year in which such record relates. Purchaser shall, within [***]after the Parties’ receipt of the audit report, pay Seller the amount of any underpayment revealed by such audit together with interest calculated in the manner provided in Section 2.8(g). If the underpayment is equal to or greater than [***]of the amount that was otherwise due, [***]shall be entitled to have [***]reimburse [***]reasonable out-of-pocket expenses of such review. Seller shall, within [***]after the Parties' receipt of the audit report, return to Purchaser any overpayment revealed by such audit.

(g)          Late Payments. Without limiting any other rights or remedies available to Seller hereunder, if Purchaser does not pay any amount due on or before the due date, Purchaser shall pay to Seller interest on any such amounts from and after the date such payments are due under this Agreement at a rate [***].or the maximum applicable legal rate, if less, calculated on the total number of days payment is delinquent. In addition, [***].

2.8           Closing.

(a)          The closing of the transactions contemplated by this Agreement (the “Closing”) will take place electronically commencing at 8:00 a.m. Pacific time on a date that is no later than three (3) Business Days following the satisfaction or written waiver of the last of the conditions of Closing set forth in Articles 6 and 7 hereof, or on such other date, time or location that the parties may mutually determine (the “Closing Date”).

(b)          At the Closing, (i) Purchaser will pay the Closing Payment less the Indemnity Holdback Amount which will be retained by Purchaser as set forth in Article 8 hereof; (ii) Seller assigns and transfers, and will assign and transfer to Purchaser all right, title and interest in and to the Acquired Assets (free and clear of any Liens, other than the Permitted Liens) by delivery of a bill of sale and assignment and assumption agreement in the form attached hereto as Exhibit 2.8(b)(ii) (the “Bill of Sale and Assignment and Assumption Agreement”) and any other transfer and/or assignment documents in the form as required under Applicable Law, or reasonably required by Purchaser, to effect the conveyance, transfer, assignment and delivery of the Acquired Assets, duly executed by Seller and evidencing the sale and transfer of the Acquired Assets to Purchaser; (iii) or reasonably promptly after the Closing, Seller shall cause to be filed with the FDA and any other relevant Regulatory Authorities, the relevant transfer documentation to transfer to Purchaser the Transferred Regulatory Documents; (iv) Purchaser will deliver to Seller the Bill of Sale and Assignment and Assumption Agreement and (v) each of Purchaser and Seller will deliver to each other a patent assignment agreement in the form attached hereto as Exhibit 2.8(b)(v) (any such instruments or documents referred to in clauses (ii) - (v) being collectively referred to herein as the “Collateral Agreements”). All such Collateral Agreements shall be in a form suitable for filing with the relevant authority to record the transfer of ownership of such Acquired Assets to Purchaser.

2.9          Title Passage; Delivery of Acquired Assets; Further Action. At the Closing (or as soon as reasonably practicable thereafter), Seller shall, at Purchaser’s cost and expense, deliver or cause to be delivered to Purchaser all of the Acquired Assets (free and clear of any Liens, other than the Permitted Liens), which shall be delivered, assigned and transferred to Purchaser in a form to be mutually determined by the parties on or before the Closing Date and to locations reasonably specified by Purchaser; provided that Seller shall [***] ; provided, further, that, to the extent practicable, Seller shall deliver all of the Acquired Assets through electronic delivery or in another manner reasonably calculated and legally permitted [***]. The Purchase Price shall be [***] of any VAT chargeable thereon and if [***]. All IND documents to be delivered from Seller to Purchaser shall be [***].

2.10        Further Assurances; Post-Closing Cooperation.

(a)          At any time or from time to time after the Closing until no later than the completion of the Wind-Up, at Purchaser’s reasonable request without further consideration (and at Purchaser’s cost), Seller shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to, all of the Acquired Assets, and, to the fullest extent permitted by law, to put Purchaser in actual possession and operating control of the Acquired Assets and to assist Purchaser in exercising all rights with respect thereto, and otherwise to cause Seller to fulfill its obligations under this Agreement and the Collateral Agreements.

(b)          Effective on the Closing Date, Seller hereby constitutes and appoints Purchaser the true and lawful attorneys of Seller, with full power of substitution, in the name of Seller, but on behalf of and for the benefit of Purchaser: (i) to demand and receive from time to time any and all the Acquired Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof, and to execute, deliver, file or submit any of the regulatory filings or third party documents described in Section 2.8(b)(iii) and Section 2.10(f); (ii) to institute, prosecute, compromise and settle any and all Legal Proceedings or claims that Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Acquired Assets (subject to the requirements of Article 8); (iii) to defend or compromise any or all Legal Proceedings or claims in respect of any of the Acquired Assets (subject to the requirements of Article 8); and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as Purchaser shall deem reasonably necessary. Seller hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason.

(c)          Following the Closing until no later than the completion of the Wind-Up, each of Purchaser and Seller will afford the requesting party (which, in the case of Seller, includes any Payment Agent and permitted assignee), its counsel and its accountants, during normal business hours and upon reasonable request from the requesting party, reasonable access to the books, records and other data in its possession relating to the Acquired Assets, the Assumed Liabilities and the Business, in each case in respect of the period prior to the Closing, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns relating to the Business, (ii) compliance with the requirements of any Governmental Entity, (iii) in connection with any actual or threatened Legal Proceeding by or against a third party or (iv) if Seller (or any Payment Agent or permitted assignee) is the requesting party, in connection with the Wind-Up; provided that the disclosing party shall not be obligated to provide such access or information if the disclosing party determines, on the advice of counsel, that doing so would violate Applicable Law or a contract of obligation of confidentiality owing to a third party, or jeopardize the protection of the attorney-client privilege (but subject to such party’s obligation to use reasonable best efforts to develop alternative means to provide information that is subject to such limitations).

(d)          To the extent that Purchaser cannot be granted possession of or control over any Acquired Asset as of the Closing Date, Seller shall use commercially reasonable efforts to hold such Acquired Asset (at Purchaser’s cost) for and on behalf of Purchaser until such time as Purchaser is granted possession of or control over any such Acquired Asset.

(e)          Unless specifically authorized in writing by Purchaser, Seller shall not retain or use any copy of any Transferred Technology or any other Acquired Asset that is capable of being copied, including any software or materials associated with the Business constituting Transferred Technology.

(f)           Prior to Closing and provided that Purchaser has provided Seller with all required information to complete such actions in such timeframe, Seller shall deliver to Purchaser or its counsel (i) duly executed copies of the documents (with signatures to be held in escrow) required for its IND transfer submission and the related process in EMA and (ii) [***].

(g)          Promptly after Closing, Purchaser shall (i) file [***]. Seller shall use commercially reasonable efforts to assist Purchaser in preparing and making such filings.

2.11          Preservation of the Acquired Assets. Seller hereby agrees to use its reasonable best efforts to preserve the value and integrity of the Acquired Assets prior to the transfer of ownership of such Acquired Assets to Purchaser pursuant to this Agreement.

2.12          Third-Party Consents. Without derogating from the conditions to Closing set forth in Article 6, to the extent that any Acquired Asset (including Assigned Contract) is not assignable without the consent of another Person, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. To the extent the preceding sentence applies in respect of an Assigned Contract, at the Closing, Purchaser will assume and agree to pay, perform and satisfy when due the liabilities of Seller under such Assigned Contract (but not such Assigned Contract itself) to the extent that such liabilities would otherwise be an Assumed Liability, and the rights and benefits of Seller under such Assigned Contract or resulting therefrom (but not such Assigned Contract itself), to the extent that such rights and benefits would otherwise be an Acquired Asset, will be sold, transferred and assigned to Purchaser. Seller shall use its reasonable efforts to assist Purchaser (at Purchaser’s expense) in obtaining the consent of such other Person to the assignment of any such Acquired Asset to Purchaser in all cases in which such consent is required for such assignment. If any such consent shall not be obtained, Seller shall cooperate with Purchaser in any reasonable arrangement designed to provide for Purchaser the benefits intended to be assigned to Purchaser under the relevant Acquired Asset, including enforcement for the account of Purchaser of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise, in each case at Purchaser’s sole expense. Notwithstanding anything to the contrary, the obligations of Seller under this  Section 2.12 shall in no event extend beyond the completion of the Wind-Up. Seller shall [***] the consent to assignment of the contract counterparty for the Assigned Contracts listed on Schedule 2. [***].

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the disclosures set forth in the disclosure schedules of Seller delivered to Purchaser concurrently with the execution of this Agreement (the “Disclosure Schedule”) (each of which disclosures shall indicate the Section of this Article 3 to which it relates (unless and only to the extent the relevance to other representations and warranties is reasonably apparent from the actual text of the disclosures and such representations and warranties without any reference to extrinsic documentation (other than this Agreement) or any independent knowledge on the part of the reader regarding the matter disclosed)), Seller represents and warrants to Purchaser, as of the date hereof, as follows:

3.1           Organization and Qualification.

(a)          Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Seller has the corporate power to own, operate, use, distribute and lease its properties and to conduct the Business. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Acquired Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary and where the failure to be so qualified or in good standing, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)          Seller has no Subsidiaries. Seller does not own, and has not owned (in the years during which Seller was engaged, in any manner, in the Business), directly or indirectly, any capital stock or shares, partnership interest, joint venture interest, or any other security or voting, equity, or ownership interest (whether controlling or not) in or any loans to any Person and is not obligated to make any future investment in, or capital contribution to, any Person.

(c)          Section 3.1(c) of the Disclosure Schedule sets forth a true, correct and complete list of: (i) the names of the members of the board of directors of Seller (“Board”), (ii) the names of the members of each committee of the Board and (iii) the names and titles of the officers of Seller.

3.2           Authority.

(a)          Seller has all requisite corporate power and authority to enter into this Agreement and each of the other agreements (including Collateral Agreements) contemplated herein to which it is a party and to consummate the transactions contemplated hereby and thereby. The (i) resolutions of the Board substantially in the form attached hereto as Exhibit 3.2(a), (ii) the approval of the Seller Stockholders in accordance with the Certificate of Incorporation and Bylaws (together, the “Seller Charter Documents”) substantially in the form attached hereto as Exhibit 3.2(b) and in accordance with the Seller Charter Documents, in each case, adopting and consenting to this Agreement and the transactions contemplated hereby (clauses (i) and (ii) being referred herein collectively as the “Required Corporate Consents”) are the only corporate approvals required pursuant to the provisions of the Seller Charter Documents and Applicable Law in order to approve, execute and perform this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the other agreements (including Collateral Agreements) contemplated herein to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement and each of the other agreements (including Collateral Agreements) contemplated herein to which it is a party have been duly executed and delivered by Seller, and constitute the valid and binding obligation of Seller, enforceable in accordance with their terms, subject to the effect of applicable bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies.

(b)          The execution and delivery of this Agreement and each of the other agreements (including Collateral Agreements) contemplated herein to which Seller is a party do not or will not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under any provision of the Seller Charter Documents, (ii) result in the creation of any Lien other than Permitted Liens on any of the Acquired Assets, (iii) except as set forth in Section 3.2(b) of the Disclosure Schedule, give rise to a right of termination, cancellation or acceleration of any obligation under any agreement or instrument, permit, franchise, license, judgment or order applicable to the Acquired Assets or (iv) except as set forth in Section 3.2(b) of the Disclosure Schedule, conflict with or violate any terms, conditions, or provisions of, or constitute a default under, any Contract, Applicable Law or Order that is applicable to Seller or by which the Acquired Assets are bound or affected.

3.3          Consents. Except as set forth in Section 3.3 of the Disclosure Schedule, no consent, waiver, approval, order or authorization of, or registration, notice, declaration or filing with any Governmental Entity is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the Collateral Agreements to which Seller is a party or the consummation by Seller of the transactions contemplated hereby or thereby.

3.4          Capital Structure.

(a)          The authorized Seller Capital Stock consists solely of [***] are issued and outstanding as of the Agreement Date, and there are no other issued and outstanding shares of Seller Capital Stock and, except as set forth in Section 3.4 of the Disclosure Schedule, no commitments or Contracts to issue any shares of Seller Capital Stock other than pursuant to the exercise of Seller Options under the Seller Option Plan that are outstanding as of the Agreement Date. All issued and outstanding shares of Seller Capital Stock are duly authorized, validly issued, fully paid and non-assessable. None of such issued and outstanding shares of Seller Capital Stock have been issued in violation of any subscription or preemptive right applicable thereto. All Seller Options were issued in compliance with Applicable Law and all requirements set forth in the Seller Option Plan (if applicable) and any applicable Contracts to which Seller is a party or by which Seller or any of its assets are bound.

(b)          As of the Agreement Date, Seller has reserved [***] and [***] shares remain available for issuance thereunder.

3.5           Financial Statements.

(a)          Section 3.5 of the Disclosure Schedule contains Seller’s (i) audited balance sheet as of [***]and unaudited balance sheet as of [***](the “Balance Sheet” and the date thereof, the “Last Balance Sheet Date”), and the related consolidated statements of operations for the years then ended (the “Year-End Financials”), and (ii) unaudited condensed balance sheet as of [***](“Interim Financials,” and together with the Year-End Financials, the “Financials”), which Year-End Financials for the [***] fiscal year have been audited by [***], Seller’s independent auditors (the “Audited Financials”).

(b)          The Audited Financials have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other. The Financials present fairly, in all material respects, Seller’s consolidated financial condition and operating results as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments.

3.6          Business Changes. Since the Last Balance Sheet Date, except as set forth on Section 3.6 of the Disclosure Schedule, Seller has operated the Business in the ordinary course of business and consistent with past practice and, without limiting the generality of the foregoing:

(a)          Seller has not mortgaged, pledged, or otherwise encumbered any of the Acquired Assets;

(b)          Seller has not sold, assigned, licensed, leased, transferred or conveyed, or committed itself to sell, assign, license, lease, transfer or convey, any of the Acquired Assets;

(c)          Seller has not granted any third party any right to manufacture, reproduce, distribute, market or exploit the Acquired Assets, or any adaptations, translations, or derivative works based on the Acquired Assets, or any portion thereof. No third party has been granted any right to manufacture, reproduce, distribute, market or exploit any works or materials of which any of the Acquired Assets is a derivative work;

(d)          There has been no material destruction of, damage to or loss of any of the Acquired Assets (except for ordinary wear and tear);

(e)          There has been no notice of any claim or potential claim of inventorship or ownership by any Person other than Seller of Seller Intellectual Property, or of infringement by the Business of any other Person’s Intellectual Property Rights;

(f)          There has been no Legal Proceeding pending or, to Seller’s Knowledge, threatened against Seller;

(g)          There has been no incurrence, assumption or guarantee of any debt obligation for borrowed money in connection with the Business that could now or hereafter give rise to a claim against the Acquired Assets except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice;

(h)          There has been no event or condition of any character that has had or is reasonably likely to have a material impact on the Compound, the Products or the Acquired Assets;

(i)           There has not occurred any material change to Seller’s policies, principles, methods or procedures with respect to the maintenance of its working capital, including with respect to payment to suppliers and other accounts payable; and

(j)           There has been no agreement by Seller or, to the Knowledge of Seller, any employees of Seller to do any of the things described in the preceding clauses (a) through (i) (other than negotiations with Purchaser and its representatives regarding the transactions contemplated by this Agreement).

3.7          Bankruptcy and Insolvency. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws has been commenced on behalf of or against Seller as of the date hereof. The consummation of the transactions contemplated hereunder does not constitute a fraudulent transfer by Seller under applicable bankruptcy and other similar laws relating to bankruptcy and insolvency.

3.8          Title to Acquired Assets. Seller has good and marketable title to, or a valid leasehold or license interest in, all of the Acquired Assets free and clear of any Liens, other than Permitted Liens. Assuming the receipt of all required consents of third parties for the transfer of Acquired Assets, the Acquired Assets, together with the Retained Contracts, constitute all of the rights, property and assets that are owned or controlled by Seller primarily relating to the Product or the Compound and are necessary for the operation of the Business as conducted by Seller as of the Closing, except as would not, individually or in the aggregate, be expected to be material to the Acquired Assets or the Development or Commercialization of the Product.

3.9          Customers. Other than Purchaser, Seller has no, and, in the past [***], did not have, any customers.

3.10        Intellectual Property.

(a)          Seller has full title and ownership of the Seller Intellectual Property, free and clear of any Liens other than Permitted Liens, claims, restrictions, and third party rights. No third party has any ownership right, title, interest, claim in or other Lien on any of the Seller Intellectual Property, other than Permitted Liens. The Seller Intellectual Property and Intellectual Property Rights in-licensed under the License Agreement constitute all of the Intellectual Property Rights necessary to, or used or held for use in, the conduct of the Business as currently conducted and/or as currently planned to be conducted by Seller. Seller has not given to any Person an indemnity in connection with any Seller Intellectual Property.

(b)          Section 3.10(b) of the Disclosure Schedule lists all Registered Intellectual Property Rights, and the jurisdictions in which are pending or have been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made; and all actions that are required to be taken by Seller within [***] of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to Governmental Entity office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing such Registered Intellectual Property Rights. Each item of the Registered Intellectual Property Rights is, to the Knowledge of Seller, patentable, valid, enforceable, and subsisting (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property Rights have been paid and all documents, recordations and certificates in connection with such Registered Intellectual Property Rights currently required to be filed have been filed with the relevant patent, copyright or other authorities in Israel, the United States, the European Union and/or other jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Registered Intellectual Property Rights and recording Seller’s ownership interests therein.

(c)          Seller has complied with all of its obligations pertaining to listing the relevant Patent Rights included in the Seller Intellectual Property Rights pertaining to the Product in the Orange Book, to the extent applicable. To the Knowledge of Seller, none of the Patent Rights included in the Seller Intellectual Property Rights pertaining to the Product are subject to the Bayh-Dole Act.

(d)          At no time during the conception of or reduction to practice of any of the Seller Intellectual Property was Seller or any developer, inventor or other contributor to the Seller Intellectual Property (i) operating under any grants from any Governmental Entity, private source, university, college, other educational institution, military, multi-national, bi-national or international organization or research center that has provided grants to Seller or any developer, inventor or other contributor to any Seller Intellectual Property (“R&D Sponsor”), (ii) performing (directly or indirectly) research sponsored by any R&D Sponsor, or (iii) receiving funding from any Person. Without limiting the foregoing, to the Knowledge of Seller, no developer, inventor or other contributor was employed by or has performed services for any R&D Sponsor during the period of time during which such developer, inventor or other contributor was also performing services for Seller or during the twelve-month period immediately prior to his or her employment or engagement with Seller. To the Knowledge of Seller, no R&D Sponsor has any claim of right to, ownership of or other encumbrance on any Seller Intellectual Property. There exists no governmental prohibition or restriction on the use, sale, license, assignment, lease, transfer or securitization of any Seller Intellectual Property in any jurisdiction in which Seller currently conducts or has conducted the Business or on the export or import of any Seller Intellectual Property from or to any such jurisdiction. Except as set forth in Section 3.10(d) of the Disclosure Schedule, Seller has not (x) entered into, applied for, requested, accepted, been approved for, elected to participate in or received or become subject to or bound by any requirement or obligation relating to any grants, incentives (including tax incentives), funding, loan, support, subsidy, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement, credit, offset or other benefit, relief or privilege programs (“Grants”) from any R&D Sponsor or (y) amended or terminated, or waived any material right or remedy related to, any Grant.

(e)          Seller has secured from all consultants, advisors, employees and independent contractors who contributed to or participated in any manner in the conception, reduction to practice, creation or development of any Seller Intellectual Property (each an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ Intellectual Property Rights in such contribution and has obtained a valid waiver of all applicable rights that cannot be so assigned by Applicable Law. No Author has retained or will retain any rights, licenses, claims or interest whatsoever, including to moral rights, inventor's rights or rights to royalties, fees or other compensation with respect to any such Intellectual Property Rights developed by the Author for Seller. Without limiting the foregoing, to the Knowledge of Seller, Seller has obtained written and enforceable proprietary information and invention disclosure and Intellectual Property Rights assignments from all current and former Authors. Seller has provided to Purchaser copies of each proprietary information and invention disclosure and Intellectual Property Rights assignment executed by each Author.

(f)           To Seller’s Knowledge, no current or former employee, consultant, advisor or independent contractor of Seller: (i) is in violation of any term or covenant of any provisions included in a Contract with Seller with respect to invention disclosure, invention assignment, or non-disclosure; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for Seller that is subject to any agreement under which such employee, consultant, advisor or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. To Seller’s Knowledge, neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract of the type described in clause (i) of the foregoing sentence.

(g)          Seller has taken all [***] steps to protect and preserve the confidentiality of all confidential or non-public information of the Acquired Assets (“Confidential Information”). All current and former employees and contractors of Seller and any third party having access to Confidential Information have executed and delivered to Seller a written legally binding agreement regarding the protection of such Confidential Information. Seller takes reasonable security measures consistent with industry practices of companies of similar size, offering and services. Seller has not experienced any breach of security or otherwise unauthorized access to the Confidential Information, including Personal Data in Seller’s possession, custody or control.

(h)          The Seller Intellectual Property and Products are not infringing, misappropriating or violating, and have not infringed, misappropriated or violated, the Intellectual Property Rights of any third party. Seller has not been sued in any action, suit or proceeding or received any communications (including any third party reports by users) alleging that Seller has infringed, misappropriated, or violated or, by conducting the Business, would infringe, misappropriate, or violate any Intellectual Property Rights of any other Person or entity. No Seller Intellectual Property or Product is currently subject to any proceeding, order, judgment or settlement agreement, that restricts in any manner the use, transfer, or licensing thereof by Seller, or which may affect the validity, use or enforceability of any such Seller Intellectual Property or Product. To the Knowledge of Sellers, there is no third party which has the right to assert any claim regarding the validity of, or challenging or questioning any Seller’s right or title in, any of the Seller Intellectual Property and/or Product, and no third party is or has interfered with, infringed upon, misappropriated, made unauthorized use or disclosure of, or otherwise come into conflict with the Seller Intellectual Property and/or Product.

(i)           Other than with respect to the License Agreement, Seller is not nor may Seller be obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of the Compound, any Product or Seller Intellectual Property.

(j)           With respect to each Assigned Contract governing any Seller Intellectual Property or Intellectual Property Rights of third parties that are necessary for the Development, Manufacture or Commercialization of the Compound or the Product (each, a “Seller Intellectual Property Agreement”):

(i)          Following Closing, Purchaser will be permitted to exercise all of Seller’s rights under the Seller Intellectual Property Agreements to the same extent Seller would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Seller would otherwise be required to pay;

(ii)          There are no unresolved disputes regarding the scope of any Seller Intellectual Property Agreements, or performance under any Seller Intellectual Property Agreements, including with respect to any payments to be made or received by Seller thereunder;

(iii)         [Reserved];

(iv)         None of the Seller Intellectual Property Agreements grants any third party exclusive rights to or under any Seller Intellectual Property;

(v)          None of the Seller Intellectual Property Agreements grants any third party the right to sublicense any Seller Intellectual Property;

(vi)         Seller has obtained valid, written licenses to all Intellectual Property Rights of third parties that are necessary for the Development, Manufacture or Commercialization of the Compound or Products, listed in Section 3.10(j)(vi) of the Disclosure Schedule (except that Section 3.10(j)(vi) of the Disclosure Schedule will not include license agreements for standard “off-the-shelf” software of third parties that are generally available on standard terms and do not cost more than [***]) (“Third Party IPR Agreements”);

(vii)        No third party that is a party to a Third Party IPR Agreements has ownership or license rights to improvements or derivative works made by Seller that directly relates to Seller Intellectual Property Rights; and

(viii)       Neither this Agreement nor the transactions contemplated by this Agreement, or the assignment to Purchaser of any of the Assigned Contracts, will result in: (a) Purchaser or any of its Affiliates granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to Purchaser or any of its Affiliates, (b) Purchaser or any of its Affiliates being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, or (c) other than with respect to payments under the License Agreement, Purchaser being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them in the absence of this Agreement or the transactions contemplated hereby.

(k)          Seller is in material compliance with any contractual obligations relating to the privacy, data protection and the Processing of Personal Data (the “Privacy Contractual Obligations”), with all applicable Privacy Laws. The execution, delivery and performance of this Agreement, will comply with all such applicable Privacy Laws and Privacy Contractual Obligations. Seller has not received any oral or written complaint, Legal Proceeding, order, notice, communication, regulatory opinion, audit result or allegation from a Governmental Entity or any other Person or investigation or claim regarding Seller’s collection, use or disclosure of Personal Data. No Security Incident in relation to Personal Data has occurred, has been threatened, or is threatened, and there has been no actual or threatened unauthorized or illegal Processing of, or accidental or unlawful destruction, loss or alteration of, any Personal Data. No circumstance has arisen in which Applicable Law or Privacy Contractual Obligations would require Seller to notify a Governmental Entity or Person of a Security Incident.

(l)           [Reserved].

3.11         Litigation. There is no Legal Proceeding of any nature pending or, to the Knowledge of Seller, threatened against Seller, which relates to the Business, the Products, the Acquired Assets or the transactions contemplated hereunder, nor is there any reasonable basis therefor. No Order of any Governmental Entity or any arbitrator has been issued against Seller which has, or would reasonably be expected to have, an adverse effect on any of the Acquired Assets.

3.12        Brokers or Finders. [***] , no financial advisor, broker or finder has been retained by or is authorized to act on behalf of Seller in connection with the transactions contemplated by this Agreement. Seller has not incurred, and shall not incur, directly or indirectly, any liability for any financial advisory, brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.13        Taxes. (i) Seller has duly and timely filed (or caused to be filed), taking into account all applicable extensions, with the appropriate Taxing Authorities all material Tax Returns relating to the Acquired Assets required to be filed; (ii) Seller has paid (or caused to be paid) all Taxes relating to the Acquired Assets due and payable (whether or not shown on any Tax Return) on or prior to the Closing Date; (iii) Seller has withheld or collected (or caused to be withheld or collected) all Taxes relating to the Acquired Assets required to be withheld or collected; (iv) there are no Liens for Taxes encumbering the Acquired Assets other than Liens for Taxes not yet due and payable; (v) there exists no claimed or proposed assessment, deficiency or other adjustment for Taxes against Seller which, if not satisfied or resolved, would reasonably be expected to result in a Lien on the Acquired Assets that would survive the Closing Date or in a liability of Purchaser or its Affiliates as a transferee of or successor to the Acquired Assets; (vi) Seller has not waived any statute of limitations, agreed to any extension of time, or entered into any written agreement in respect of Taxes the nonpayment or underpayment of which would reasonably be expected to result in a Lien on the Acquired Assets that would survive the Closing Date or in a liability of Purchaser or its Affiliates as a transferee of or successor to the Acquired Assets; and (vii) no claim has ever been made in writing by a Taxing Authority in any jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction as a result of Seller’s operation, ownership or use of the Acquired Assets. There is no agreement covering any current or former employee or other service provider of Seller that will, or could reasonably be expected to, as a result of the transactions contemplated by this Agreement give rise directly or indirectly to the payment of any amount that could reasonably be expected to be characterized as a “parachute payment” within the meaning of Section 280G of the Code or Section 4999 of the Code.

3.14        Power of Attorney. There are no outstanding powers of attorney executed on behalf of Seller in respect of the Business, the Compounds, the Products or the Acquired Assets.

3.15        Affiliated Transactions. Other than contracts with respect to compensation or indemnification for services rendered by an officer, director, employee, advisor or consultant in the ordinary course of business or as otherwise provided for pursuant to an employee welfare benefit plan, program or policy, (i) no Related Party has, and no Related Party has at any time [***] had, any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that does business with, has any contractual arrangement with or, to the Knowledge of Seller, competes with, Seller (except with respect to any interest in less than [***]of the stock of any corporation whose stock is publicly traded), (ii) no Related Party is a party to, or to the Knowledge of Seller, otherwise directly or indirectly interested in, any Contract to which Seller is a party or by which Seller or any of the Acquired Assets are bound, except for normal compensation for services as an officer, director, employee, consultant or advisor thereof or (iii) to the Knowledge of Seller, has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the Business or the Acquired Assets, except for the rights of Seller Stockholders under Applicable Law.

3.16        Compliance with Laws.

(a)          Seller has, [***], complied in all material respects with, is not in material violation of, and has not, [***], received any written notices of violation with respect to, any Applicable Law with respect to the conduct or operation of the Business.

(b)          Without derogating from the generality of the foregoing, [***] , Seller has been, and is, in compliance, in all material respects, with all applicable Environmental Laws, which compliance includes the possession by Seller of all material permits and other authorizations required under applicable Environmental Laws, and material compliance with the terms and conditions thereof. Seller has not received any notice or other communication (in writing or otherwise), whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that Seller is not in compliance with any Environmental Law. For purposes of this Section 3.16: (A) “Environmental Law” means any Applicable Law or order relating to: (i) the protection of the environment or any natural resource; (ii) the presence, release, discharge, handling, transportation, storage, remediation or disposal of Materials of Environmental Concern; (iii) the ownership, occupation, management, transfer or sale of contaminated sites; (iv) the exposure of workers to Materials of Environmental Concern in the workplace, and worker right- to-know legislation pertaining thereto; and (v) the manufacture, distribution, labeling, import, export or sale of products or product ingredients by virtue of their composition or any other physical properties; and (B) “Materials of Environmental Concern” includes any substance, emission or thing, howsoever occurring, which has, or may have, an adverse effect on the environment, any ecological system or natural resource, the use or enjoyment of property, or human health or safety, and includes any "contaminant" or "pollutant" or any type of "waste", in each case which is regulated by any Applicable Law or Order.

(c)          Seller has obtained all material Permits that are required with respect to the ownership of the Acquired Assets by Seller or with respect to the operation of the Business by Seller as currently conducted.

3.17        Employee Matters; Benefits.

(a)          The name, position and location of all Transferred Business Service Providers are disclosed in Section 3.17(a) of the Disclosure Schedule along with, for each Transferred Business Service Providers, the following information: (i) date of hire, (ii) classification as employee or adviser/consultant, (iii) estimated or target annual or monthly incentive compensation and (iv) overtime classification (e.g., exempt or non-exempt).

(b)          Except as set forth in Section 3.17(b) of the Disclosure Schedule, there are no agreements, arrangements, promises or customs for the payment by Seller of any salary, wages, bonus, incentive compensation or similar payments or benefits, pensions, allowances, lump sums, or other like benefits on retirement or on death or termination or during periods of sickness or disablement for the benefit of any Transferred Business Service Providers or for the benefit of the dependents of any such individuals in operation at the date hereof. Seller is not liable to any Transferred Business Service Providers for any arrears of wages, salaries, commissions, bonuses, benefits and other compensation, severance pay or any other sums for failure to comply with all Applicable Laws.

(c)          Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any Transferred Business Service Providers (whether or not under any benefit plan), or increase the benefits payable under any benefit plan, including any Employee Plan, or result in any acceleration of the time of payment or vesting of any such benefits.

(d)          Seller has not entered into or is a party to, either directly or by operation of law, any collective bargaining agreement, letters of understanding, letters of intent or other written communication with any trade union or association or organization that may qualify as a trade union or association, contingent or otherwise, which would cover any Transferred Business Service Provider.

(e)          To the Knowledge of Seller, the consummation of any of the transactions contemplated hereby will not adversely affect the hiring of any Transferred Business Service Provider as an employee or consultant of Purchaser. To the Knowledge of Seller, no Transferred Business Service Provider is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person other than Seller) that would reasonably be expected to have an adverse effect on: (A) the performance by such Transferred Business Service Provider of any of his duties or responsibilities as an employee or consultant of Purchaser; or (B) the Business or Purchaser’s business.

(f)           Except as would not reasonably be expected to result in a material liability to Purchaser: (i) all obligations of Seller due prior to Closing under the Employee Plans and statutory benefit plans applicable to the employees of Seller (the “Statutory Plans”) (whether pursuant to the terms thereof or any Applicable Law) have been satisfied, and Seller has not defaulted or violated any of its obligations under the Employee Plans or Statutory Plans; (ii) Seller has no Knowledge of any default or violation by any other Person in respect of the Employee Plans and the Statutory Plans; and (iii) without limiting the generality of the foregoing, all employer and employee payments, contributions and premiums required to be remitted or paid to or in respect of the Employee Plans and the Statutory Plans have been timely remitted or paid, or in respect of the Employee Plans and the Statutory Plans in accordance with the terms thereof and all applicable legal requirements, and no Taxes, non-Tax related interest, penalties or fees are owing or eligible under any of the Employee Plans or the Statutory Plans.

(g)          No facts exist which would give any person the right under any applicable legal requirement to assert a Lien upon any of the Acquired Assets to secure liabilities in connection with any Employee Plan.

3.18        Grants, Incentives and Subsidies. Section 3.18 of the Disclosure Schedule sets forth all pending, outstanding and granted Governmental Grants and of all letters of approval, certificates of completion, and supplements and amendments thereto, granted or issued to Seller. Seller is in compliance in all material respects with the terms and conditions of all Governmental Grants which have been approved and the laws applicable thereto, and has duly fulfilled in all material respects all the undertakings required thereby. Seller has made available to Purchaser all documents relating to the Governmental Grants prior to the date hereof.

3.19         Contracts.

(a)          Section 3.19(a) of the Disclosure Schedule sets forth each Assigned Contract that is or contains: (i) a covenant by Seller not to compete or other covenant restricting the Development or Commercialization of any Product in any country; (ii) a provision that grants a contractual counterparty “most favored nation” or similar status; (iii) an agreement, contract or other arrangement between Seller on the one hand, and any Affiliate of Seller, on the other hand; (iv) a covenant that requires or obligates Purchaser or any of its Affiliates to purchase specified minimum amounts of any product or material or to perform or conduct research, clinical trials or  Development for the benefit of any Person other than Purchaser or any of its Affiliates; (v) a continuing contract for the future purchase of materials, supplies or equipment (other than purchase contracts and orders for inventory in the ordinary course of business consistent with past practice); (vi) a management, service, consulting or other similar type of contract (other than contracts for services in the ordinary course of business); (vii) an advertising agreement or arrangement; (viii) a license, option or other agreement relating to the Transferred Intellectual Property in any respect (including any license or other agreement under which Seller is a licensee or licensor of any such Transferred Intellectual Property or other material intellectual property used in connection with any Compound or Product in any country as of the date hereof in any respect) (except that Section 3.19(a)(viii) of the Disclosure Schedule will not include license agreements for standard “off-the-shelf” software of third parties that are generally available on standard terms and do not cost more than [***]); or (ix) any other agreement, contract, lease, license, commitment or instrument to which Seller is a party and to which the Compound or any of the Products or the Acquired Assets is subject which has an aggregate future liability to any person in excess of [***] and is not terminable by Seller by notice of not more than ninety (90) days for a cost of less than [***].

(b)          Except as set forth in Section 3.19(b) of the Disclosure Schedule, each Assigned Contract set forth in Section 3.19(a) of the Disclosure Schedule is valid, binding and in full force and effect and, to the knowledge of Seller, is enforceable by Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally, general principles of equity and the discretion of courts in granting equitable remedies. Seller has performed in all material respects all material obligations required to be performed by it to date under the Assigned Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the Knowledge of Seller, no other party to any of the Assigned Contracts set forth in Section 3.19 of the Disclosure Schedule, as of the date of this Agreement, is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

3.20         Transferred Permits.

(a)          All Transferred Permits are validly held by Seller, and Seller has complied in all material respects with all terms and conditions thereof. [***] , Seller has not received written notice of any suit, action or proceeding relating to the revocation or modification of any Transferred Permit the loss of which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(b)          (i) To the Knowledge of Seller, the Products are, and during the past five (5) years have been, manufactured in accordance with the specifications contained in such Transferred Permits and (ii) Seller is the sole and exclusive owner of the Transferred Permits and has not granted any right of reference to any person with respect to the Transferred Permits.

3.21         Transferred Inventory; Transferred Records.

(a)          The Transferred Inventory (i) was produced or manufactured in compliance in all material respects with Applicable Law, (ii) complies with all applicable specifications in all material respects, and (iii) is not adulterated or misbranded within the meaning of any applicable Law.

(b)          To the extent that the Transferred Inventory contains or consists of raw materials and work-in-process, such raw materials and work-in-process have been manufactured, handled, maintained, packaged and stored at all times in compliance in all material respects with Applicable Law.

(c)          Section 3.21(c) of the Disclosure Schedule sets forth a true and complete list of platforms, servers, cloud based and any other storage format where Seller has stored the Transferred Records.

3.22         Transferred Regulatory Documents; Regulatory Compliance.

(a)          Seller does not hold any Regulatory Approvals. A true and complete list of Transferred Regulatory Designations is set forth in Section 3.22(a) of the Disclosure Schedule. All Products are and have been, manufactured and used in all material respects (i) in compliance with the specifications contained in such Transferred Regulatory Designations and (ii) in compliance with all applicable Health Care Laws.

(b)          Seller is the sole and exclusive owner of the Transferred Regulatory Documents, free and clear of any Liens, and no right of reference has been granted to any Person with respect to any of the Transferred Regulatory Documents.

(c)          The Transferred Regulatory Designations are valid and in full force and effect. [***], Seller has fulfilled and performed, and is performing, all of its obligations with respect to the Transferred Regulatory Designations. [***], Seller has not received any written notice, letters or other correspondence from any Governmental Entity (i) contesting any of the Transferred Regulatory Designations or (ii) otherwise alleging any violation of Health Care Laws by Seller in any material respect. There are no civil, criminal or administrative proceedings, hearings or other investigations pending or, to the Knowledge of Seller, threatened and no event has occurred, that could result in a penalty under, or the revocation, cancellation, suspension, non-renewal or material adverse modification of any Transferred Regulatory Documents.

(d)          [***], Seller has completed and filed all material reports, documents, claims, permits and notices required by any Governmental Entity in order to maintain the Transferred Regulatory Designations. [***], neither Seller nor any director, officer, employee, or, to the Knowledge of Seller, agent (including any clinical investigator acting for Seller or its Affiliates) of Seller, has made an untrue statement of a material fact or fraudulent statement to any Governmental Entity (including any Regulatory Authority), failed to disclose a material fact required to be disclosed to any Governmental Entity (including any Regulatory Authority), or committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto or any analogous laws, rules, and regulations of other Governmental Entities.

(e)          Seller is in compliance in all material respects with all applicable Health Care Laws. [***] , Seller has not received any written notice from the FDA or any other Governmental Entity alleging noncompliance with any applicable Health Care Law.

(f)          [***] , Seller has filed with the FDA and other applicable Governmental Entities all material filings, declarations, listings, registrations, reports, applications or submissions, including but not limited to Product INDs and adverse event reports, required by applicable Health Care Laws in connection with the Products. All such filings, declarations, listings, registrations, reports, applications or submissions were in compliance with applicable Health Care Laws in all material respects when filed (or were corrected or supplemented by a subsequent submission).

(g)          All preclinical and clinical investigations or trials sponsored by or conducted on behalf of Seller in connection with the Compound and the Products have been conducted in material compliance with applicable Health Care Laws, including Good Clinical Practices requirements thereunder. As of the date of this Agreement, there are no ongoing clinical trials conducted by or on behalf of Seller or clinical trial commitments related to the Compound and/or the Products. Seller has completed or terminated all other clinical trials related to the Compound and/or Products in material compliance with all applicable Health Care Laws. All data generated from clinical trials have been maintained in accordance in all material respects with all Applicable Laws administered by the FDA. All data generated from preclinical studies related to the Compound and/or Products and conducted by or on behalf of Seller are maintained in the format of Standard for Exchange of Nonclinical Data where required and include reserved specimens. All clinical studies tabulations are maintained in the format of Study Data Tabulation Model and all analyses are maintained in the format of Analysis Data Model.

(h)          [***] , neither Seller nor any officer, employee, or, to the Knowledge of Seller, agent (including any clinical investigator acting for Seller) of Seller has been (i) debarred under 21 U.S.C. Section 335(a) or Section 335(b) or any similar Health Care Law or any foreign equivalent thereof or (ii) excluded under 42 U.S.C. Section 1320a-7 or any similar Health Care Law or any foreign equivalent thereof. No claims, actions, proceedings or investigations that could reasonably be expected to result in such a material debarment or exclusion are pending or, to the Knowledge of Seller, threatened against Seller or, to the Knowledge of Seller, any of its respective officers, employees, agents or clinical investigators.

3.23        CMC. Seller has obtained the right (including under any Patent Rights and other Intellectual Property Rights) to use all information, data, and all other materials (including any formulations and manufacturing processes and procedures) developed or delivered by any third party under any agreements between Seller and any such third party with respect to the Compound and Products, and Seller has the rights under each such agreement to transfer such information, data, and other materials to Purchaser and its designees and to grant Purchaser the right to use such information, data and other materials in the Development, manufacture, and Commercialization of the Compound or the Products without restriction.

3.24        Product Liability. No proceedings or arbitrations related to product liability, including those for consumer fraud and economic loss, have been initiated against Seller and, to the Knowledge of Seller, no such proceedings or arbitrations have been threatened or filed against Seller relating to the Compound or any of the Products or product candidates Developed, tested, manufactured, or Commercialized by Seller.

3.25        Bulk Transfer Laws. There are no current or past creditors of Seller to whom notice must be delivered or from whom any form of consent is required pursuant to any bulk sales, bulk transfer or similar Applicable Law in connection with the transactions contemplated by this Agreement.

3.26        No Other Representations or Warranties.

(a)          EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR ANY COLLATERAL AGREEMENT TO WHICH SELLER IS PARTY, (A) NONE OF SELLER OR ANY OF ITS AFFILIATES ARE MAKING OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THIS AGREEMENT, THE COLLATERAL AGREEMENTS, SELLER, ITS AFFILIATES, THE ACQUIRED ASSETS, THE PRODUCT, THE COMPOUND, THE ASSUMED LIABILITIES, THE BUSINESS, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH) OR ANY INFORMATION PROVIDED OR MADE AVAILABLE TO PURCHASER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY FORECASTS, PROJECTIONS, ESTIMATES, BUDGETS, PRESENTATIONS CONCERNING THE BUSINESS (INCLUDING ANY CONFIDENTIAL INFORMATION MEMORANDA AND ANY “TEASER” DOCUMENTS), OR DUE DILIGENCE OR OTHER “DATA ROOM” MATERIALS), INCLUDING ANY WARRANTY WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY OF THE FOREGOING PARTIES AND (B) ALL OF THE BUSINESS, ASSETS AND LIABILITIES TO BE SOLD, CONVEYED, ASSIGNED, TRANSFERRED OR ASSUMED, AS APPLICABLE IN ACCORDANCE WITH THIS AGREEMENT SHALL BE SOLD, CONVEYED, ASSIGNED, TRANSFERRED OR ASSUMED ON AN “AS IS, WHERE IS” BASIS. THE PARTIES UNDERSTAND THAT THE FOREGOING WILL NOT PRECLUDE PURCHASER FROM BRINGING AN ACTION BASED ON FRAUD (AS DEFINED IN THIS AGREEMENT) OR LIMIT ANY REPRESENTATIONS OR WARRANTIES IN ANY COLLATERAL AGREEMENT (OR ANY REMEDY FOR THE BREACH THEREOF).

(b)          Seller acknowledges and agrees that except as expressly set forth in Article 4 or any Collateral Agreement to which it is a party, neither Purchaser nor any of its Affiliates is making or has made any representation or warranty, express or implied, at law or in equity, with respect to this Agreement, Purchaser, its Affiliates, the transactions contemplated by this Agreement (including any consents or approvals required in connection therewith) or any information provided or made available to Seller in connection therewith, and all other representations or warranties are hereby expressly disclaimed and shall not be deemed to be or to include representations or warranties of any of the foregoing parties.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date as follows:

4.1          Organization and Qualification. Purchaser is a company duly organized, validly existing under the laws of Israel. Purchaser has all necessary corporate powers to own its properties and to carry on its business as now owned and operated, is duly qualified to transact business and is in good standing in all jurisdictions in which the nature of its businesses or of its properties make such qualification necessary.

4.2          Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement and each of the other agreements (including Collateral Agreements) contemplated herein to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the other agreements (including Collateral Agreements) contemplated herein to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement and each of the other agreements (including Collateral Agreements) contemplated herein to which it is a party have been duly executed and delivered by Purchaser, and constitute the valid and binding obligation of Purchaser, enforceable in accordance with their terms, subject to the effect of applicable bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies. The execution and delivery of this Agreement and the Collateral Agreements do not or will not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under (a) any provision of Purchaser’s memorandum of association or articles of association, or (b) any material agreement or instrument, permit, license, judgment, order, statute, law, ordinance, rule or regulation applicable to Purchaser or its properties or assets.

4.3          Consents. Except as required by applicable securities law, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement and the related agreements contemplated herein by Purchaser or the consummation by Purchaser of the transactions contemplated hereby or thereby.

4.4          Brokers or Finders. [***], (i) Purchaser has not dealt with any financial advisor, broker or finder in connection with the transactions contemplated by this Agreement and (ii) Purchaser has not incurred, and shall not incur, directly or indirectly, any liability for any financial advisory, brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

4.5          Experience. Without derogating from the representations and warranties of Seller set forth in Article 3 or in any other documents or certificate delivered pursuant hereto, (i) Purchaser has received and reviewed a copy of this Agreement and the documents contemplated hereby and such other documents and information as it has deemed appropriate to make its own analysis and decision to enter into this Agreement and (ii) Purchaser has such experience in business and financial matters to enable it to understand and evaluate this Agreement and form an investment decision with respect to the Business and the Acquired Assets.

4.6          No Other Representations or Warranties; Non-Reliance.

(a)          Purchaser acknowledges and agrees that (i) except as expressly set forth in Article 3 or in any Collateral Agreement to which Seller is party, none of Seller nor any of its Affiliates is making or has made any representation or warranty, express or implied, at law or in equity, with respect to this Agreement, the Collateral Agreements, Seller, its Affiliates, the Acquired Assets, the Product, the Compound, the Assumed Liabilities, the Business, the transactions contemplated by this Agreement (including any consents or approvals required in connection therewith) or any information provided or made available to Purchaser in connection therewith (including any forecasts, projections, estimates, budgets, presentations concerning the business or due diligence or other “data room” materials), including any warranty with respect to merchantability or fitness for any particular purpose, and all other representations or warranties are hereby expressly disclaimed and shall not be deemed to be or to include representations or warranties of any of the foregoing parties and (ii) all of the assets and liabilities to be sold, conveyed, assigned, transferred or assumed, as applicable, in accordance with this Agreement, shall be sold, conveyed, assigned, transferred or assumed on an “as is, where is” basis.

(b)          EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR ANY COLLATERAL AGREEMENT, NEITHER PURCHASER NOR ANY OF ITS AFFILIATES IS MAKING OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THIS AGREEMENT, THE COLLATERAL AGREEMENTS, PURCHASER, ITS AFFILIATES, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH) OR ANY INFORMATION PROVIDED OR MADE AVAILABLE TO SELLER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND ALL OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY OF THE FOREGOING PARTIES. THE PARTIES UNDERSTAND THAT THE FOREGOING WILL NOT PRECLUDE SELLER FROM BRINGING AN ACTION BASED ON FRAUD (AS DEFINED IN THIS AGREEMENT) OR LIMIT ANY REPRESENTATIONS OR WARRANTIES IN ANY COLLATERAL AGREEMENT (OR ANY REMEDY FOR THE BREACH THEREOF).

ARTICLE 5

COVENANTS AND AGREEMENTS

5.1          Access. Between the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Closing Date (the “Pre-Closing Period”), Seller, subject to reasonable prior notice from Purchaser to Seller, will (a) afford to Purchaser and its representatives, at reasonable times during normal business hours, reasonable access to Seller's personnel, properties, Contracts, books and records, and other documents and data of or pertaining to the Acquired Assets, the Product, the Compound or the Assumed Liabilities, (b) furnish Purchaser and its representatives with copies of all such Contracts, books and records, and other existing documents and data of or pertaining to the Acquired Assets, the Product, the Compound or the Assumed Liabilities as Purchaser may reasonably request, and (c) furnish Purchaser and its representatives with such additional financial, operating, and other data and information relating to the of or pertaining to the Acquired Assets, the Product, the Compound or the Assumed Liabilities as Purchaser may reasonably request, including, all the data managed via Seller’s documentation system.

5.2          Operation of the Business of Seller. Except (i) as otherwise expressly permitted by this Agreement (including Section 5.14(c)), (ii) with the prior written consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed), or (iii) as required by Applicable Law, during the Pre-Closing Period, Seller will:

(a)          conduct the Business in the ordinary course in a manner consistent with past practice;

(b)          use commercially reasonable efforts to preserve intact the current business organization of Seller relating to the Business and keep available the services of the current officers, employees and agents of Seller, and maintain the relations and goodwill with its customers, suppliers, landlords, employees, agents, and others having business relationship with Seller relating to the Business;

(c)          confer with Purchaser concerning business or operational matters relating to the Business of a significant nature;

(d)          use commercially reasonable efforts to maintain all of the Acquired Assets in their current condition, ordinary wear and tear excepted;

(e)          maintain the Business books and records in the usual, regular and ordinary manner, on a basis consistent with prior years;

(f)           report periodically to Purchaser concerning the status and operation of the Business.

5.3          Conduct Prior to Closing. Except (i) as otherwise expressly permitted by this Agreement (including Section 5.14(c)), (ii) with the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed), or (iii) as required by Applicable Law, Seller will not:

(a)          settle any pending Legal Proceedings or obtain any releases of threatened Legal Proceedings involving or related to the Business;

(b)          commence or settle any litigation involving or related to the Business;

(c)          (1) increase the compensation or benefits payable or to become payable to any employee of Seller, or (2) establish, adopt, enter into, amend in any material respect or terminate any Employee Plan; provided, however, that Seller may take any such action to the extent required by the terms of an existing Contract or Employee Plan;

(d)          sell, assign, license, lease, transfer or convey the Acquired Assets or commit itself to sell, assign, license, lease, transfer or convey the Acquired Assets except in the ordinary course of business consistent with past practice;

(e)          suffer any Lien (other than the Permitted Liens) on, or damage or destruction or loss of, any Acquired Asset (except for ordinary wear and tear);

(f)          enter into, terminate or amend, any Contract with any customer, supplier, lease, reseller or distributor agreement relating to the Business, the Products or the Acquired Assets;

(g)          waive, cancel, compromise or release any rights or claims of material value, whether or not in the ordinary course of business;

(h)          take any action, or fail to take any action within its reasonable control, as a result of which any of the changes or events listed in Section 3.6 would occur; or

(i)           take, or agree in writing or otherwise to take, any of the actions described in Sections 5.3(a) through Section 5.3(h) hereof, or any other action that would prevent Seller from performing, or cause Seller not to perform, its covenants or obligations under this Agreement.

5.4           Confidentiality.

Each of the parties hereto hereby agrees that, until the Closing, the information obtained in any investigation pursuant to Section 5.1 hereof, or pursuant to the negotiation and execution of this Agreement (including the due diligence process conducted by Purchaser) or the effectuation of the transactions contemplated hereby, shall be governed by the terms of that certain confidential disclosure agreement between Purchaser and Seller dated as of [***] (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.

(a)          Seller has confidential and proprietary information concerning the Business, the Acquired Assets and Assumed Liabilities (the “Business Confidential Information”). Subject to and effective as of the Closing, (i) Seller acknowledges that the confidentiality of such information is essential for the purpose of maintaining the value of the Business and the Acquired Assets, including after the Closing, and that the disclosure of such confidential information to others or the use of such information by others (or by Seller) might cause substantial loss and harm to Purchaser and its Affiliates, and (ii) Seller undertakes that, as from the Closing Date, it shall, and use reasonable efforts to cause its representatives to treat in strict confidentiality such Business Confidential Information and not disclose or use all or any portion of such confidential information, other than: (i) as required by law, regulation, judicial or administrative process or Governmental Entity or in connection with the Wind-Up, or (ii) where such confidential information becomes generally available in the public domain through no fault or breach of Seller, or (iii) where such information may be obtained following the Closing from a third party who is not subject to obligations of confidentiality and who has the right to transfer or disclose such information; provided, however that Seller may retain copies of such Business Confidential Information solely for accounting, legal compliance, the Dissolution and litigation of claims (without derogating from Purchaser’s ownership of the Acquired Assets).

(b)          Subject to Applicable Law, Purchaser and any Affiliate thereof, shall be free to use for any purpose any information retained by any of Seller's employees as a result of their service as employees of Seller, whether tangible or in the minds of such employees, including any ideas, concepts, know-how or techniques.

5.5          Collateral Agreements. The parties hereto shall enter into the Collateral Agreements as of the Closing.

5.6          [Reserved].

5.7          No Negotiation. During the Pre-Closing Period, Seller will not, nor will Seller cause or permit any of its Affiliates and representatives to, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, or provide any nonpublic information to, any Person (other than Purchaser and its Affiliates and representatives) relating to any transaction involving the sale of Seller or the offer or issuance by Seller of any securities (other than pursuant to existing outstanding options under the Seller Option Plans), the Business or any portion of the Acquired Assets, including any merger, consolidation or other business combination with or involving Seller, or any acquisition of or subscription for any portion of the shares or equity interests or other securities of Seller (an “Acquisition Transaction”). Seller covenants that from the date hereof through the Closing Date, Seller will not, directly or indirectly, enter into or authorize, or permit any Affiliate or representative to enter into, any negotiation, letter of intent, commitment, agreement, understanding, or agreement in principle with any third party for an Acquisition Transaction. Seller covenants and agrees to inform Purchaser in writing promptly following the receipt by Seller, its Affiliates or representatives of any inquiry, proposal, offer or bid (including the terms thereof and the identity of the Person making such inquiry, proposal, offer or bid) in respect of any Acquisition Transaction. For certainty, nothing in this Section 5.7 shall limit or restrict Seller from taking any of the foregoing actions solely in connection with or to effect the Wind-Up.

5.8           Governmental Filings.

(a)          As promptly as practicable after the execution of this Agreement, each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made by such party in connection with the transactions contemplated by this Agreement which, if not made, would reasonably be expected to have an adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement, and (ii) shall use commercially reasonable efforts to obtain all consents and approvals (if any) required to be obtained (pursuant to any Applicable Law or Contract, or otherwise) by such party in order to consummate the transactions contemplated by this Agreement; provided, however, that (A) Seller shall be responsible for making all filings with and obtaining all such consents and approvals from Governmental Entities pursuant to laws applicable to Seller, the Business or its properties, and for using commercially reasonable efforts to obtain all such consents and approvals (if any) with respect to the Assigned Contracts which are required to be obtained from parties to Assigned Contracts; (B) Purchaser shall be responsible for making all filings with and obtaining all such consents and approvals from Governmental Entities pursuant to laws applicable to Purchaser, its Affiliates or their respective business or properties; and (C) the parties shall assist and cooperate with one another to make such filings or to obtain such consents and approvals.

(b)          Each party to this Agreement shall promptly deliver to the other party a copy of each such filing made, each such notice given and each such consent obtained by such party during the Pre-Closing Period. Each party shall promptly provide the other parties with copies of all filings made by the other party with any state, federal or foreign Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

(c)          Notwithstanding anything to the contrary hereunder, Purchaser and its Affiliates shall not be obligated to consent to any divestitures, operational limitations or activities or other conditions in connection with obtaining said consents or approvals nor to make any out- of-pocket expenses in connection with obtaining any such consents or approvals.

5.9          Notification of Certain Matters. Seller shall give prompt notice to Purchaser of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate at or prior to the Closing and (ii) any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect or be deemed to cure any breach of a representation, warranty, covenant, or agreement or to satisfy any condition to Closing.

5.10         Consulting Agreements. On or prior to the Closing, each of the individuals set forth on Schedule 5.10 (each a “Consultant” and collectively, the “Consultants”), shall have entered into consulting agreement as a consultant of Purchaser with Purchaser or its designated Affiliate in a form satisfactory to the parties to such consulting agreement, effective as of the Closing Date (each a “Consulting Agreement”).

5.11         Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, the parties hereto shall each use their reasonable efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under Applicable Law to satisfy all conditions to the obligations of the parties under this Agreement and to cause the transactions contemplated herein to be consummated in the most expeditious manner practicable in accordance with the terms hereof and shall cooperate fully with each other and their respective representatives in connection with any steps required to be taken as a part of their respective obligations under this Agreement. In addition, Seller agrees that if Purchaser is required under any federal, state or local rules, regulations or laws to perform an audit of the Business then Seller shall cooperate with Purchaser and Purchaser’s accountants in all reasonable respects, including providing access to Seller’s books and records and work papers during normal business hours. Seller shall use reasonable best efforts to deliver to Purchaser prior to the Closing [***].

5.12         Public Announcements. No party will issue any press release or make any other public announcement relating to the transactions contemplated by this Agreement without the prior consent of the other parties, except that a party may make any public disclosure required to be made under Applicable Law (in the case of Purchaser, including applicable securities laws and stock exchange rules) if such party determines in good faith that it is necessary to do so and, if practicable, gives prior notice to the other parties.

5.13        [Reserved].

5.14        Use of Proceeds; Corporate Existence.

(a)          Seller undertakes, following the Closing, to use the proceeds from the Closing Payment (and any Contingent Payments) to wind up its affairs, including, without limitation, by satisfying amounts owed to vendors and creditors. Seller agrees to satisfy all amounts owed to vendors and creditors in full prior to making any distribution or other payment to its shareholders.

(b)          Seller undertakes, for a period of 18 months following the Closing, not to distribute to Selling Holders an amount of equal to (i) $750,000, less (ii) twenty five percent (25%) of the principal amount outstanding under the Promissory Note as of the Closing, which amount shall be deposited by Seller in a separate account as a security for the satisfaction of indemnification obligations of Seller (the “Seller Retained Fund”) for Losses after the depletion of the Indemnity Holdback Fund.

(c)          Purchaser acknowledges and agrees that Seller intends to effect an assignment for the benefit of creditors under California law (the “Wind-Up”) promptly following the Closing, as determined by Seller’s board of directors and stockholders in compliance with Applicable Law, and nothing herein shall prohibit or restrict Seller from doing so. Until the Wind-Up has been completed and for so long as Seller has any obligations that remain outstanding pursuant to this Agreement, Seller shall provide updates to Purchaser biannually regarding the Wind-Up and shall provide supporting documents or information reasonably requested by Purchaser and shall after the assignment for the benefit of creditors provide such information and documents as the assignee shall reasonably request in order to manage the Wind- Up, including without limitation, to make distribution of the Purchase Price to the creditors and stockholders, if applicable, of Seller.

5.15        Diligence. Purchaser shall use Commercially Reasonable Efforts to Develop the Compound and the Product and to Commercialize the Product. Notwithstanding the above, Purchaser may at any time at its sole discretion elect to terminate (i) the Development of the Compound and/or the Product; (ii) the Commercialization of the Product; and/or the (iii) the License Agreement, and such termination shall not be deemed a breach of its diligence obligations under this Section 5.15. In the event that Purchaser terminates the Development or Commercialization of the Product, no further contingent payment(s) will be owed by Purchaser to Seller.

ARTICLE 6

CONDITIONS TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser hereunder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in writing in whole or in part by Purchaser in its sole discretion):

6.1          Representations and Warranties. Each of [***] made by Seller herein shall be true and correct in all respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates). The other representations and warranties made by Seller herein shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates).

6.2          Performance. Seller shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Seller at or before the Closing.

6.3          Orders and Laws. There shall not be in effect on the Closing Date any Order or law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

6.4          Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Entity listed on Schedule 6.4 necessary to permit Purchaser and Seller to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given, and all terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

6.5          Releases from All Liens. Releases from all Liens (other than Permitted Liens) against the Acquired Assets, if any, shall have been obtained in form reasonably satisfactory to Purchaser.

6.6          No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement.

6.7          No Injunctions or Restraints. No law, or judgment, executive order, stipulation, decree, legally binding agreement, temporary restraining order, preliminary or permanent injunction or other order (each, an “Injunction”) enacted, entered, promulgated, enforced or issued by, or executed with, any federal, state or local government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, or other legal restraint or prohibition making illegal, preventing or enjoining the transactions contemplated by this Agreement shall be in effect.

6.8          Third Party Consents. Seller shall have delivered evidence satisfactory to Purchaser of the consent to assignment of the contract counterparties for the Assigned Contracts listed on Schedule 6.8.

6.9          Permits. Seller shall have delivered evidence satisfactory to Purchaser of the valid and legal transfer to Purchaser of the Transferred Permits.

6.10        Other Closing Deliverables.

(a)          Officer’s Certificate. Seller shall have delivered to Purchaser, at or prior to the Closing, a certificate, dated as of the Closing Date, executed on behalf of Seller by a duly authorized officer of Seller to the effect that each of the conditions set forth in Section 6.1, Section 6.2 and Section 6.6. (the “Seller Closing Certificate”).

(b)          Collateral Agreements. Seller shall have executed and delivered to Purchaser the Collateral Agreements.

(c)          [***].Seller shall have delivered to Purchaser prior to the Closing the [***].

(d)          Consulting Agreements. Seller shall have delivered to Purchaser the Consulting Agreements executed by each of the Consultants, each of which shall continue to be in full force and effect and no action shall have been taken by any such individual to rescind any of such agreements.

(e)          Tax Form. Seller shall have delivered to Purchaser a duly executed Internal Revenue Service Form W-9 of Seller.

ARTICLE 7

CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller hereunder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in writing in whole or in part by Seller in its sole discretion):

7.1          Representations and Warranties. The representations and warranties made by Purchaser herein shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates).

7.2          Performance. Purchaser shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser, at or before the Closing.

7.3          Orders and Laws. There shall not be in effect on the Closing Date any Order or law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

7.4          Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Entity listed on Schedule 6.4 necessary to permit Purchaser and Seller to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given, and all terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

7.5          No Injunctions or Restraints. No Injunction enacted, entered, promulgated, enforced or issued by, or executed with, any federal, state or local government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, or other legal restraint or prohibition making illegal, preventing or enjoining the transactions contemplated by this Agreement shall be in effect.

7.6          Officer’s Certificate. Purchaser shall have delivered to Seller, at or prior to the Closing, a certificate, dated as of the Closing Date, executed on behalf of Purchaser by a duly authorized officer of Purchaser to the effect that each of the conditions set forth in Section 7.1 and Section 7.2 has been satisfied (the “Purchaser Closing Certificate”).

ARTICLE 8

INDEMNIFICATION

8.1          Indemnity Holdback Amount; Limitations on Seller’s Indemnification Obligations.

(a)          Indemnity Holdback Amount. At Closing, Purchaser will withhold from the Purchase Price the Indemnity Holdback Amount (the aggregate amount of cash so held by Purchaser from time to time, the “Indemnity Holdback Fund”), which will be used [***].

(b)          Release of Indemnity Holdback Amount.

(i)           Subject to Section 8.2, Purchaser shall hold the Indemnity Holdback Fund until 11:59 p.m. Pacific Time on the date (the “Holdback Release Date”) that is the [***] anniversary of the Closing Date. Seller shall not receive interest or other earnings on the cash in the Indemnity Holdback Fund. Neither the Indemnity Holdback Fund (including any portion thereof) nor any beneficial interest therein may be pledged, subjected to any Lien, sold, assigned or transferred by Purchaser or Seller or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of Seller, in each case prior to the distribution of the Indemnity Holdback Fund to Seller in accordance with this Section 8.1(b).

(ii)          Within [***] following the Holdback Release Date, Purchaser (or its agent) will distribute to Seller, its permitted assignee or the Payment Agent the amount remaining in the Indemnity Holdback Fund less that portion of the Indemnity Holdback Fund that is determined, in the reasonable good faith judgment of Purchaser, to be necessary to satisfy all unsatisfied or disputed claims for indemnification specified in any Claim Certificate delivered to Seller on or prior to the Holdback Release Date in accordance with this Article 8, which portion shall remain in the Indemnity Holdback Fund until such claims for Losses have been resolved or satisfied.

(iii)          Notwithstanding the foregoing, in the event a Purchaser Indemnified Party offsets Losses from the Indemnity Holdback Amount in accordance herewith, then the amount of any payment that would otherwise be made to Seller in accordance with this Section 8.1(b) will be reduced dollar for dollar based on the amount of Losses that were offset by Purchaser against Seller.

(c)          Source of Recovery. Recovery by a Purchaser Indemnified Party for Losses pursuant to Section 8.3(a) shall [***].

(d)          Indemnity Limitations.

(i)           Except with respect to any Fraud or willful breach by Seller, the maximum liability of Seller for indemnification claims under (x) clause (i) of Section 8.3(a) shall not exceed the [***] and (y) clause (iii) of Section 8.3(a) shall not exceed the sum of the [***]. Notwithstanding anything else herein to the contrary, the maximum liability for Seller’s indemnification obligations for Losses hereunder incurred or suffered by the Purchaser Indemnified Parties, directly or indirectly, in connection with all indemnity claims shall not exceed the sum of the [***]. Purchaser’s sole recourse for indemnification obligations shall be the [***].

(ii)          No Purchaser Indemnified Party shall be entitled to any recovery pursuant to any indemnity claim under clause (i) of Section 8.3(a), unless and until the amount of Losses for which all Purchaser Indemnified Parties are otherwise entitled to indemnification pursuant to Article 8 exceeds [***] (the “Indemnity Basket”), provided, however, that to the extent the amount of Losses exceeds the Indemnity Basket, such Purchaser Indemnified Party shall be entitled to recover all such Losses (subject to the other limitations contained in this Agreement).

(iii)         Material Adverse Effect and materiality standards or qualifications in any representation, warranty or covenant will not be taken into account in determining the amount of any Losses with respect to such breach, default or failure to be true and correct (but will be taken into account in determining whether a breach, default or failure to be true and correct occurred).

(iv)         The amount of Losses payable by Seller under this Article 8 shall be [***].

(e)          No Double Counting. It is clarified that in the event that a particular matter entitles an Indemnified Party to indemnification pursuant to more than one clause of this Article 8, such Indemnified Party may institute a claim for indemnification hereunder based on any or all such provisions. However, in the event that a particular matter entitles an Indemnified Party to indemnification pursuant to more than one clause of this Article 8, such Indemnified Party shall be entitled to recover a particular dollar amount of Losses associated with such matter only once and in no event shall an Indemnified Party be entitled to recover an aggregate amount exceeding the amount of such Losses.

8.2          Survival of Representations, Warranties, Covenants, Agreements and Indemnification.

(a)          The representations and warranties of Seller and Purchaser contained in this Agreement and in the Seller Closing Certificate or the Purchaser Closing Certificate, as applicable, and their respective rights to indemnification hereunder for any breaches of or inaccuracies in such representations and warranties, shall survive the Closing Date and continue until the [***] (such date, the “General Survival Date”); provided, however, that (i) the Special Representations and Seller’s indemnification obligation hereunder for any breaches of or inaccuracies in such representations and warranties shall survive the Closing and continue until the [***] (such date, the “Special Indemnity Survival Date”), (ii) the Fundamental Representations [***] and Seller’s indemnification obligation hereunder for any breaches of or inaccuracies in such representations and warranties shall survive the Closing and continue until the [***] ; and (iii) if, at any time prior to the expiration of the applicable Survival Date, any Purchaser Indemnified Party or Seller Indemnified Party, as applicable, properly and timely delivers to Seller (or Seller Indemnified Party delivers to Purchaser) a written notice alleging in good faith and with reasonable specificity a breach of any of the representations and warranties made by the other party and asserting in good faith and with reasonable specificity a claim for recovery under this Article 8, then the claim asserted in such notice shall survive the applicable Survival Date solely with respect to such claim and only until such time as such claim is fully and finally resolved. The covenants, agreements, and obligations of the parties under this Agreement shall survive in accordance with the respective terms thereof, subject to any applicable statute of limitations.

(b)          [Reserved].

(c)          The right to indemnification, payment of Losses or any other remedy will not be affected by any investigation conducted by Purchaser or its representatives with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by Seller or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, payment of Losses, or any other remedy based on any such representation, warranty, covenant or agreement. No Purchaser Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification hereunder.

8.3           Indemnification.

(a)          Subject to the other terms and conditions of this Article 8, Seller agrees to indemnify, defend and hold Purchaser and its employees, officers, directors and Affiliates (the “Purchaser Indemnified Parties”), harmless from and against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable and documented attorneys' fees and reasonable and documented expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”) incurred or suffered by any Purchaser Indemnified Party, directly or indirectly, as a result of, or in connection with:

(i)           any breach or inaccuracy of any representation or warranty of Seller (other than the Fundamental Representations and the Special Representations [***];

(ii)          (x) any breach or inaccuracy of any Fundamental Representations contained in this Agreement or the Seller Closing Certificate or (y) [***];

(iii)          any breach or inaccuracy of any Special Representations contained in this Agreement or the Seller Closing Certificate;

(iv)          any failure by Seller to perform or comply with any covenant of Seller contained in this Agreement;

(v)          the Retained Liabilities or Retained Assets (in each case, whether before or after Closing);

(vi)         any claim by any Selling Holders or any other holder of Seller’s equity securities in connection with this Agreement or with the transactions contemplated hereunder; and

(vii)        any [***], the “Special Matters”).

(b)          Subject to the other terms and condition of this Article 8, Purchaser agrees to indemnify, defend and hold Seller and its respective employees, officers, directors and Affiliates (the “Seller Indemnified Parties,” and with the Purchaser Indemnified Parties, the “Indemnified Parties”), harmless from and against all Losses incurred or suffered by any Seller Indemnified Party, directly or indirectly, as a result of, or in connection with:

(i)            any breach or inaccuracy of any representation or warranty of Purchaser contained in this Agreement or the Purchaser Closing Certificate;

(ii)          any failure by Purchaser to perform or comply with any covenant of Purchaser contained in this Agreement;

(iii)         the Assumed Liabilities.

8.4          Direct Claims.

(a)          Any Indemnified Party who believes it may be entitled to indemnification pursuant to this Article 8 may make an indemnification claim prior to the applicable Survival Date by delivering a claim certificate (a “Claim Certificate”) to Seller, in the case of Purchaser Indemnified Parties, or to Purchaser, in the case of Seller Indemnified Parties, which Claim Certificate shall: (i) state, to the extent reasonably capable of estimation, a good faith estimate of the amount of Losses such Indemnified Party claims to have so incurred or suffered or reasonably believes in good faith it may incur or suffer as separate individual items; provided, however, that the Indemnified Party may update such estimate from time to time by written notice; and (ii) specify in reasonable detail (based upon the information then possessed by the Indemnified Party)  the nature of the claim for which indemnification is being sought and the Section or Sections of this Agreement that the claiming party (or parties) believes has been breached or is relevant. The delivery of the Claim Certificate shall be made no later than the lapse of the applicable Survival Date. Except with respect to a Claim Certificate submitted following the applicable Survival Date, the sole and exclusive remedy for any defective Claim Certificate shall be a demand for cure of such defect and delivery of a conforming Claim Certificate. Upon receipt of Purchaser or Seller’s request (as applicable), the Indemnified Party shall promptly provide supporting documentation or evidence reasonably requested to support the Claim Certificate.

(b)          In the event that Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, it shall, within [***] days after receipt by the Indemnifying Party of such Claim Certificate, deliver a notice to such effect, specifying in reasonable detail the basis for such objection, and all applicable parties shall, within [***] days beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If they shall succeed in reaching agreement on their respective rights with respect to any of such claims, they shall promptly prepare and sign a memorandum setting forth such agreement. Should they be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall be permitted to submit such dispute for resolution as set forth in Section 10.7 hereof. Claims for Losses specified in any Claim Certificate to which there is no objection in writing by the applicable party within [***] of receipt of such Claim Certificate shall be deemed final and binding.

8.5           Third Party Claims.

(a)          In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against Seller, against Purchaser or against any other Person) with respect to which any of the Indemnified Parties shall have the right to seek indemnification pursuant to this Article 8, the Indemnified Party shall give Purchaser or Seller (the “Indemnifying Party”), as applicable, prompt notice of the commencement of any such Legal Proceeding; provided, however, that any failure to do so in a timely manner shall not limit any of the rights of the indemnitees under this Article 8 (except, and only to the extent, the failure materially prejudices the defense of such Legal Proceeding). Promptly after receipt of such notice, but not later than [***] thereafter, the Indemnifying Party shall be entitled to notify the Indemnified Party that it will participate, at the expense of the Indemnifying Party, in the defense of such third party claim. The Indemnifying Party may also assume the defense of such claim if all of the following conditions are met (it being understood that if any of these conditions is not met or if Indemnifying Party determines not to promptly assume and diligently pursue such defense, Indemnified Party shall be entitled to assume and control the defense at its own expense):

(i)           within [***], Indemnifying Party confirms in writing the obligation thereof to indemnify the Indemnified Parties with respect to such claim;

(ii)          the Indemnified Parties, in their reasonable discretion, do not notify the Indemnifying Parties that they have determined that a conflict of interest exists, which makes separate representation advisable;

(iii)         the claim does not involve a claim for injunctive or other similar equitable relief against the Indemnified Parties;

(iv)         the claim does not involve any criminal law claim against the Indemnified Parties; and

(v)          only in the case that Seller desires to assume the defense, the claim does not involve or relates to the intellectual property rights, employees, or suppliers of the Business or Purchaser Indemnified Parties, which, in the good faith discretion of the Indemnified Parties, may interfere in the operation of Purchaser’s business (including the Business).

(b)          In the case Seller (as the Indemnifying Party) assumes and controls the defense, no third party claim shall be settled or compromised by Seller without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed). If Seller is entitled and elects to assume the defense of any such claim or proceeding, Purchaser Indemnified Parties shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless Seller consents in writing to such payment (such consent not to be unreasonably withheld, conditioned or delayed).

(c)          To the extent Purchaser or any other Purchaser Indemnified Party (as the Indemnified Party) assumes and controls the defense, no third party claim shall be settled or compromised by them without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), except that Purchaser may proceed without obtaining such consent, in which case, such settlement or compromise shall not be dispositive of whether such claim represented an indemnifiable matter hereunder in the first place or determinative of the existence or amount of indemnifiable Losses incurred by the Purchaser Indemnified Parties in connection with such claim.

(d)          Assumption by the Indemnified Parties of control of any defense, compromise, or settlement of a third party claim in accordance herewith shall not be deemed a waiver of their right to indemnification hereunder.

(e)          If the Indemnifying Parties elect not to (or are deemed to have elected, based on the time frames set forth herein, not to) assume the defense of a third party claim, or are not entitled to assume, or otherwise dispute that the third party claim is indemnifiable under this Article 8, the determination of whether the Indemnified Parties are entitled to indemnification hereunder shall be resolved pursuant to Section 10.7 hereof.

(f)           Notwithstanding anything to the contrary set forth in this Section 8.5, [***].

(g)          To the extent that Purchaser has elected [***].

8.6          Exclusive Remedies. From and after the Closing, the rights of Purchaser Indemnified Parties and Seller Indemnified Parties under this Article 8 shall be their sole and exclusive remedy with respect to claims resulting from or relating to any representation, warranty, covenant or agreement contained in this Agreement. Notwithstanding the foregoing sentence or anything to the contrary hereunder (including Sections 8.1 and 8.2 hereof), each of Purchaser Indemnified Parties and Seller Indemnified Parties shall be entitled to seek (a) any available remedy of law or equity (including rescission or restitution) with respect to Fraud and/or willful breach by the other party, (b) injunctive relief to enjoin the breach, or threatened breach, of any provision of this Agreement, and (c) the equitable remedy of specific performance in connection with this Agreement.

ARTICLE 9

TERMINATION

9.1          Termination. Except as provided in Section 9.2, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing only in the following circumstances:

(a)          by mutual written consent of Purchaser and Seller;

(b)          by Purchaser or Seller if the Closing has not occurred by January 30, 2023; provided that a party shall not be entitled to terminate this Agreement pursuant to this clause (b) if such party’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time;

(c)          by Purchaser or Seller if (i) there shall be a final nonappealable order of a competent court in effect preventing consummation of the transactions contemplated hereby; or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would make consummation of the transactions contemplated by this Agreement illegal;

(d)          by Purchaser if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transaction contemplated by this Agreement by any Governmental Entity, which would: (i) prohibit Purchaser and/or any of its Affiliates' ownership or operation of any portion of the Acquired Assets or (ii) compel Purchaser and/or any of its Affiliates to dispose of or hold separate all or a portion of the assets of the business of Purchaser and/or any of its Affiliates as a result of the transactions contemplated by this Agreement;

(e)          by Purchaser if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Seller and such breach has not been cured within thirty (30) calendar days after written notice to Seller; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;

(f)           by Seller if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Purchaser and such breach has not been cured within thirty (30) calendar days after written notice to Purchaser; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(g)          by Purchaser if a Material Adverse Effect shall have occurred after the date of this Agreement.

9.2          Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, or its Affiliates, officers, directors, or shareholders; provided that (i) each party shall remain liable for any material breaches of this Agreement prior to its termination; and (ii) the provisions of Sections 5.4(a) and 5.12, Article 10 and this Section

9.2          shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE 10

GENERAL

10.1        No Third Party Beneficiaries. Nothing contained in this Agreement shall be construed to confer upon or give to any Person other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

10.2        Notices. All notices, requests, demands, claims, and other communications that are required or may be given under this Agreement will be in writing and will be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by electronic mail; and the first Business Day after being sent if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express). In each case, notice will be sent to the following (or to such other place and with such other copies as either party may designate as to itself by written notice to the others that is made pursuant to this provision):

if to Purchaser:

Sol-Gel Technologies Ltd.
7 Golda Meir Street
Ness Ziona, Israel
Email: alon.seri-levy@sol-gel.com
Attention: CEO

with required copies (which shall not constitute notice) to:

Gross & Co.
One Azrieli Center, Round Building
132 Menachem Begin Road
Tel Aviv 6701101, Israel
Email: tamif@gkh-law.com
Attention: Tami Fishman Jutkowitz

and

Fenwick & West LLP
555 California Street, 12th Floor
San Francisco, CA 94104
Email: emeisel@fenwick.com
Attention: Einat Meisel

if to Seller:

PellePharm, Inc.
3160 Porter Drive
Suite 250
Palo Alto, CA, 94304
Email: sanuj@pellepharm.com
Attention: Sanuj Ravindran

with required copies (which shall not constitute notice) to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Email: judith.hasko@lw.com
Attention: Judith Hasko

10.3         Binding Effect. Subject to Section 10.8, this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors, assigns, heirs, executors and personal representatives.

10.4         Entire Agreement; Modification; Waiver. This Agreement, the Collateral Agreements, the Confidentiality Agreement, the Promissory Note and the schedules and exhibits attached to this Agreement set forth the entire agreement of the parties hereto with respect to the matters contained herein and no prior or contemporaneous agreement or understanding (including the letter of intent between the parties) pertaining to any such matter shall be effective for any purpose. No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by all of the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, any waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. Subject to Section 10.13, no waiver shall be binding unless executed in writing by the party making the waiver.

10.5         Attorneys’ Fees. Subject to the provisions of Article 8, in any action between the parties hereto seeking enforcement of any of the terms and provisions of this Agreement, the prevailing party in such action shall be entitled, in addition to damages, injunctive or other relief, to its reasonable costs and expenses, and reasonable attorneys’ fees, according to the applicable arbitrator’s or court’s decision.

10.6         Expenses. Except as otherwise expressly provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement and the exhibits hereto.

10.7         Governing Law; Venue.

(a)          This Agreement, all acts and transactions pursuant hereto and all obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law that would refer a matter to a different jurisdiction.

(b)          In the event that a resolution is not reached among the parties hereto within [***] days after written notice of any dispute with respect to this Agreement, such dispute shall be finally settled by binding arbitration. The seat, or legal place, of arbitration shall be in New York, New York. Such arbitration shall be conducted in English in accordance with the CPR mediation procedure (currently in effect) by one arbitrator appointed in accordance with such rules. The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding the provision in Section 10.7(a) with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Agreement shall be governed by the federal arbitration act (9 U.S.C., §§ 1-16). The arbitrator shall allow such discovery as is appropriate to the purposes of arbitration in accomplishing a fair, speedy and cost- effective resolution of the dispute. The award of arbitration shall be final and binding upon the parties hereto. The arbitrator will award to the prevailing party all costs, fees and expenses related to the arbitration, including reasonable fees and expenses of attorneys, accountants and other professionals incurred by the prevailing party, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

10.8         Assignment. This Agreement may not be assigned by Seller without the prior written consent of Purchaser; provided that, (i) after the Closing, Purchaser’s prior written consent shall not be unreasonably withheld, conditioned or delayed and shall be deemed to have been given unless Purchaser shall have objected within [***] after a written request therefor by Seller and (ii) Purchaser hereby consents to Seller [***]. Purchaser shall have the right to assign this Agreement; provided that (a) any such assignee agrees in writing to assume and fulfill and perform the obligations of Purchaser and (b) to the extent that such assignment results in any increased withholding Taxes applying to payments under this Agreement, then Purchaser or its assignee shall pay to the Person in respect of which such payment is being made an additional amount, so that the amount that the Person receives hereunder is the same amount that it would have received had such withholding Taxes not applied.

10.9         Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. This Agreement does not create any agency, partnership, joint venture or trust.

10.10       Counterparts. This Agreement may be signed by the parties in different counterparts and the signature pages combined shall create a document binding on all parties. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.11       Severability. If any provision of the Agreement is held to be invalid or unenforceable at law, that provision will be reformed as a valid provision to reflect as closely as possible the original provision giving maximum effect to the intent of the parties, or if that cannot be done, will be severed from the Agreement without affecting the validity or enforceability of the remaining provisions.

10.12       Interpretation. In this Agreement, (a) the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation,” (b) “Knowledge” or “known” shall mean, with respect to any party, the actual knowledge of the directors and executive officers of such party after reasonable inquiry of the matter in question, (c) the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties (including, in the case of “made available” to Purchaser, material that has been posted and thereby made available to Purchaser through the online “virtual data room” established by Seller if such material was made available at least two (2) Business Days prior to the date hereof), and (d) whenever it refers to a consent “which shall not be unreasonably withheld” and words of similar import, it will mean a consent “which shall not be unreasonably withheld, conditioned or delayed”. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.13       Extension; Waiver. At any time prior to the Closing, Purchaser or Seller may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties provided by the other party contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions for the benefit thereof contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of all of the parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

SOL-GEL TECHNOLOGIES LTD.
By:	/s/ Gilad Mamlok
Name:	Gilad Mamlok
Title:	Chief Financial Officer
PELLEPHARM, INC.
By:	/s/ Sanuj Ravindran
Name:	Sanuj Ravindran
Title:	President, CEO, and Director

[Signature page to Asset Purchase Agreement]